    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 2000.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 NEOPHARM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        8731                    51-0327886
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                         ------------------------------

                         100 CORPORATE NORTH SUITE 215
                          BANNOCKBURN, ILLINOIS 60015
                                 (847) 295-8678
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                JAMES M. HUSSEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 NEOPHARM, INC.
                         100 CORPORATE NORTH SUITE 215
                          BANNOCKBURN, ILLINOIS 60015
                                 (847) 295-8678
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

            CHRISTOPHER R. MANNING, ESQ.                             RODD M. SCHREIBER, ESQ.
      Burke, Warren, Mackay & Serritella, P.C.           Skadden, Arps, Slate, Meagher & Flom (Illinois)
          330 N. Wabash Avenue, Suite 2200                       333 W. Wacker Drive, Suite 2100
               Chicago, Illinois 60611                               Chicago, Illinois 60606

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

       TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
          SECURITIES TO BE               AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
             REGISTERED                  REGISTERED(1)          SHARE(2)             PRICE(2)         REGISTRATION FEE
Common Stock........................       3,450,000             $20.00             $69,000,000            $18,216

(1) Includes 450,000 shares of common stock which the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and the low prices reported of the Registrant's common stock on the Nasdaq National Market on August 21, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEOPHARM AND THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     SUBJECT TO COMPLETION--AUGUST 24, 2000

PROSPECTUS
--------------------------------------------------------------------------------

                                3,000,000 Shares

                                     [LOGO]

                                  Common Stock

----------------------------------------------------------------------

NeoPharm, Inc. is offering 2,800,000 shares and the selling stockholder is offering 200,000 shares of common stock. NeoPharm will not receive any proceeds from the sale of shares by the selling stockholder.

NeoPharm is a biopharmaceutical company engaged in the research, development and commercialization of drugs for the treatment of various forms of cancer.

The shares of NeoPharm are quoted in the Nasdaq National Market under the symbol "NEOL." On August 21, 2000, the last reported sale price in the Nasdaq National Market was $19.50 per share.

                                                       Per Share       Total
Public offering price..............................  $               $

Underwriting discounts and commissions.............  $               $

Proceeds, before expenses, to NeoPharm.............  $               $

Proceeds, before expenses, to selling
  stockholder......................................  $               $

SEE "RISK FACTORS" ON PAGES 8 TO 17 FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE INVESTING IN THE SHARES OF NEOPHARM.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

The underwriters may, under certain circumstances, purchase up to 450,000 additional shares from NeoPharm at the public offering price, less underwriting discounts and commissions. Delivery and payment for the shares will be on
             , 2000.

PRUDENTIAL VECTOR HEALTHCARE                          U.S. BANCORP PIPER JAFFRAY
   A UNIT OF PRUDENTIAL SECURITIES

                 , 2000

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................     3

Risk Factors.........................     8

Forward-Looking Statements...........    18

Use of Proceeds......................    19

Price Range of Common Stock and
  Dividend Policy....................    20

Capitalization.......................    21

Selected Financial Data..............    22

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    23

Business.............................    26

                                       PAGE
                                       ----

Management...........................    41

Principal and Selling Stockholder....    43

Certain Relationships and Related
  Transactions.......................    45

Description of Capital Stock.........    47

Underwriting.........................    49

Legal Matters........................    50

Experts..............................    51

Where You Can Find More Information..    51

Documents Incorporated by
  Reference..........................    51

Index to Financial Statements........   F-1

--------------------------------------------------------------------------------

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. Investors should read the entire prospectus carefully.

                                    NEOPHARM

    We are a biopharmaceutical company engaged in the research, development and commercialization of drugs for the treatment of various forms of cancer. We are currently developing a portfolio of seven anti-cancer drugs, three of which have advanced to clinical trials. We have built our drug portfolio based on our two novel technology platforms: an electrostatic liposome drug delivery platform and a tumor-targeting fusion protein platform. In February 1999, we established a worldwide collaborative relationship with Pharmacia Corporation to develop and commercialize our two late-stage development products: liposome encapsulated paclitaxel, referred to as LEP, and liposome encapsulated doxorubicin, referred to as LED. Pharmacia is currently conducting multi-center Phase II/III clinical trials of LEP for the treatment of a variety of solid tumor cancers and multi-center Phase II/III clinical trials for LED for the treatment of breast and prostate cancers.

                   ELECTROSTATIC LIPOSOME TECHNOLOGY PLATFORM

    We have discovered and patented a novel method for encapsulating drugs in liposomes, which are microscopic spheres composed of lipid (or fat) membranes. Liposomes are particularly suitable for the delivery of toxic drugs, such as cancer drugs, because they are not as readily absorbed by the nervous system or key organs, like the heart, thus helping to reduce toxicity. Our electrostatically charged liposome technology encapsulates a drug within an oppositely-charged liposome. Through this process we are able to achieve a powerful electrostatic attraction between these two agents which creates a stable drug formulation. We believe our liposome technology may provide the following advantages:

    - broadened range of drugs which can be encapsulated;

    - reduced toxicity at higher doses;

    - increased stability, resulting in simplified handling and increased shelf-life;

    - reduced manufacturing cost; and

    - reduced multi-drug resistance, increasing the killing of otherwise resistant tumors.

    Our goal is to improve the delivery of a variety of anti-cancer therapies, including standard cancer drugs, paclitaxel and doxorubicin in particular, genes, gene inhibitors, cytokines, and other biological molecules.

                                  LEP AND LED

    LEP is a liposome encapsulated formulation of the widely used cancer drug, paclitaxel. Paclitaxel is marketed by Bristol-Myers Squibb Company under the trade name "Taxol-Registered Trademark-" and is used in the treatment of a number of cancers, including breast, ovarian and lung. Taxol is the largest selling anti-cancer drug in the world, with 1999 sales of $1.5 billion, which represented a 23% increase over 1998 sales. Despite paclitaxel's wide use and its anti-tumor characteristics, its effectiveness has been limited both by side effects, such as nausea, vomiting, hair loss and nerve and muscle pain, and by a long infusion time. Because of the chemical characteristics of paclitaxel, it cannot be introduced into the body unless it is first formulated in a toxic mixture of castor oil and ethanol, which requires premedication of the patient. LEP does not require administration with castor oil and ethanol, thus reducing the need for premedication. Because LEP is stable, it is easier to store, prepare and administer. Another potential advantage of LEP is its ability to reduce multi-drug resistance, which is the resistance to cancer drugs developed by cells that have been exposed to several rounds of chemotherapy.

    We believe LEP is the first and only liposomal form of paclitaxel to enter clinical trials. Our Phase I clinical trials provided evidence of LEP's ability to reduce the incidence and severity of certain of the side effects associated with paclitaxel, allowing higher dosage levels and increasing the number of treatment cycles that could be given. Although our Phase I trial was not designed to determine efficacy, six of the 29 lung cancer patients treated through April 2000 who were unresponsive to other treatments experienced tumor reduction greater than 35%. The tumors in eight other patients did not increase in size after 12 weeks, and in four of these eight patients, the tumors had not increased in size after one year.

    LED is a liposome encapsulated formulation of the widely used cancer drug, doxorubicin. Though effective in treating a number of cancer types, doxorubicin causes suppression of white blood cell production and side effects, such as nausea, vomiting and hair loss, and may produce irreversible heart damage. Our clinical results to date provided evidence that LED may reduce the occurrence and severity of these side effects. We believe LED, unlike other liposomal doxorubicin products, may be effective in reducing multi-drug resistance and be easier to manufacture. Pharmacia is currently testing LED in an on-going
Phase II/III clinical trial. In the Phase I clinical trials, LED provided evidence of lower toxicity than unencapsulated doxorubicin and could be given at approximately double the current standard dose.

                          PHARMACIA LICENSE AGREEMENT

    In February 1999, we established a collaborative relationship with Pharmacia for the development and commercialization of LEP and LED. Under our agreement, Pharmacia obtained exclusive rights to develop and market LEP and LED throughout the world. Pharmacia has assumed all further responsibility for, and the costs associated with, the clinical development and regulatory filings for both products. The license agreement provides for up to $69 million in payments to us from Pharmacia. To date, Pharmacia has paid us $22 million, including the purchase of $8 million of our common stock. We will receive royalties on any foreign sales, and in the United States we have the right to purchase co-promotion rights from Pharmacia instead of receiving royalties.

                    TUMOR-TARGETING FUSION PROTEIN PLATFORM

    We are also developing a tumor-targeting fusion protein platform that is designed to deliver toxins directly to cancer cells. This technology consists of a single molecule composed of two parts: a tumor-targeting mechanism and a cytotoxic agent. We have developed two highly selective targeting mechanisms:
Interleukin-13, referred to as IL13, and a mesothelin monoclonal antibody, referred to as SS1(dsFv). Both IL13 and SS1(dsFv) target receptors which are present in significantly higher numbers on tumor cells than on healthy cells. Our tumor-targeting fusion protein platform uses PE38, a cytotoxic agent, due to its effective cell killing action on a wide variety of tumor types. We are currently in Phase I/II clinical trials for our IL13-PE38 product and expect to commence Phase I/II clinical trials for our SS1(dsFv)-PE38 product in the second half of 2000.

                               BUSINESS STRATEGY

    Our corporate strategy is to become a leader in the research, development and commercialization of new and innovative anti-cancer treatments. Our strategy involves the following elements:

    - focus on the growing cancer market;

    - develop our existing product portfolio;

    - create new products by capitalizing on our electrostatic liposome technology platform;

    - reduce risk through a broad portfolio of products; and

    - develop specialized sales and marketing capabilities for the United States market and form strategic international collaborations for foreign markets.

    Our principal executive offices are located at 100 Corporate North, Suite 215, Bannockburn, Illinois 60015, and our telephone number is (847) 295-8678.

                                  THE OFFERING

Shares offered by NeoPharm.........................  2,800,000 shares

Shares offered by the selling stockholder..........  200,000 shares

Total shares outstanding after this offering.......  13,945,980 shares

Use of proceeds by NeoPharm........................  To finance product development activities and clinical trials, the commercialization of our
                                                     products, including the development of a sales
                                                     force in the United States, the acquisition of
                                                     complementary products, technologies or
                                                     businesses and capital expenditures and for
                                                     working capital and general corporate purposes.

Nasdaq National Market symbol......................  NEOL

    The number of shares of common stock outstanding after this offering is based on the number of shares outstanding on August 1, 2000 and does not include the following:

    - 1,338,608 shares of common stock issuable upon the exercise of outstanding stock options;

    - 1,214,665 shares of common stock available for future issuance under our employee stock option plans; and

    - up to 450,000 shares that the underwriters may purchase from NeoPharm if they exercise their over-allotment option in full.

                                  RISK FACTORS

    You should carefully consider the risk factors and the impact of various events which could adversely affect our business before investing in our common stock.

                             SUMMARY FINANCIAL DATA

    The summary financial data should be read in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

    The as adjusted balance sheet data presented below gives effect to our sale of 2,800,000 shares of common stock in this offering at an assumed public
offering price of $         per share, after deducting underwriting discounts
and commissions and estimated offering expenses.

                                                                              SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                   JUNE 30,
                                ---------------------------------------   -------------------------
                                   1997          1998          1999          1999          2000
                                -----------   -----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues(1)...................  $   550,000   $        --   $11,000,000   $ 9,000,000   $ 3,000,000
Operating expenses:
  Research and development....    1,411,692     1,611,343     3,758,980     2,017,326     1,629,381
  General and
    administrative............    1,370,486     1,691,132     2,446,926     1,100,349     1,220,593
                                -----------   -----------   -----------   -----------   -----------
Income/(loss) from
  operations..................   (2,232,178)   (3,302,475)    4,794,094     5,882,325       150,026
Interest income...............      210,501        88,752       626,508        98,595       807,059
Interest expense..............           --   --.........        (2,126)       (2,126)           --
                                -----------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes.......................   (2,021,677)   (3,213,723)    5,418,476     5,978,794       957,085
Income taxes
  (benefit)/expense...........           --    (1,640,000)    1,664,000     2,392,000            --
                                -----------   -----------   -----------   -----------   -----------
Net income (loss).............  $(2,021,677)  $(1,573,723)  $ 3,754,476   $ 3,586,794   $   957,085
                                ===========   ===========   ===========   ===========   ===========
Net income/(loss) per Share
  Basic.......................  $     (0.25)  $     (0.19)  $      0.39   $      0.43   $      0.09
  Diluted.....................  $     (0.25)  $     (0.19)  $      0.34   $      0.31   $      0.08
Weighted average shares
  outstanding
  Basic.......................    8,146,746     8,213,980     9,567,661     8,438,570    11,092,602
  Diluted.....................    8,939,143     8,757,187    11,155,092    11,552,102    11,902,365

                                                                     JUNE 30, 2000
                                                              ---------------------------
                                                                 ACTUAL      AS ADJUSTED
                                                              ------------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 25,296,383   $
Working capital.............................................    25,316,504
Total assets................................................    25,884,469
Total stockholders' equity..................................    25,372,552

------------------------

 (1) For the six-month period ended June 30, 2000, we recorded $3,000,000 in milestone payments from Pharmacia for the completion of Phase I clinical trials and commencement of Phase II/III clinical trials for LEP. We recorded a nonrefundable license fee of $9,000,000 for the same period in 1999 for entering into the licensing agreement with Pharmacia for the development and commercialization of LEP and LED.

                                  RISK FACTORS

    You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as the value of an investment in our common stock. This investment involves a high degree of risk.

    RISKS RELATED TO OUR BUSINESS

    IF WE ARE UNSUCCESSFUL IN DEVELOPING OUR PRODUCTS, OUR ABILITY TO GENERATE REVENUES MAY BE SIGNIFICANTLY IMPAIRED.

    Our research and development programs are at various stages and we have not successfully completed the development of nor have we received regulatory approval for any products. If we, or our collaborators, do not successfully complete development of or receive regulatory approvals for our product candidates, particularly LEP and LED, our ability to generate revenues from operations will be significantly impaired and our stock price will be harmed. We will need to conduct substantial additional clinical research in order to develop our products. We do not know whether our research and development will lead to commercially viable products that will be approved by the United States Food and Drug Administration, referred to as the FDA. Our products will also require additional clinical testing, regulatory approval and substantial additional investment prior to commercialization. Our products are subject to the risks of failure inherent in the development of pharmaceutical products. These risks include the following:

    - some of our products may be found to be unsafe or ineffective, or may fail to receive the necessary regulatory clearances in a timely fashion, if at all;

    - the results of preclinical trials may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials;

    - safety and efficacy results attained in early human clinical trials with a relatively small number of patients, as in our LEP and LED trials, may not be indicative of results that may be obtained in later clinical trials with much larger numbers of patients;

    - we, our collaborators or regulators may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks;

    - our potential products may not have the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved;

    - we may not meet expected testing and development schedules, which has occurred in the past; and

    - our products, even if safe and effective, may be difficult to manufacture on a large scale or may be uneconomical to market.

As a result of these and other factors, we do not know whether we will successfully develop any of our products, or if our products will become commercially viable or achieve market acceptance.

    WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT AS OF JUNE 30, 2000 OF APPROXIMATELY $749,484; WE EXPECT TO CONTINUE TO INCUR LOSSES FOR THE NEAR FUTURE AND MAY NEVER BE PROFITABLE.

    We have only a limited history and our operations consist primarily of the development of our products and the sponsorship of research and clinical trials. Until 1999 when we received $11,000,000 in payments from Pharmacia, we had incurred losses every year since we began operations and as of

June 30, 2000, our accumulated deficit was approximately $749,484. We have not generated revenues from the sale of our products and it is possible that revenues from product sales will never be achieved. Until we executed our agreement with Pharmacia, we generated only limited amounts of revenue from our license fees and it is possible that additional license revenue will not be significant. We cannot predict when or if we will be able to develop other sources of revenue or when or if our operations will become profitable, even if we are able to commercialize some of our products.

    IF WE LOSE OR ARE UNABLE TO SECURE COLLABORATIVE PARTNERS, SUCH AS PHARMACIA, OR IF OUR COLLABORATORS DO NOT APPLY ADEQUATE RESOURCES TO OUR COLLABORATIONS, OUR PRODUCT DEVELOPMENT EFFORTS AND PROFITABILITY MAY SUFFER.

    Our business strategy includes entering into collaborations with academic, governmental and corporate partners, primarily pharmaceutical companies, for the research, development, manufacturing, marketing and other commercialization activities relating to our products. We have entered into an important corporate collaboration with Pharmacia covering our most advanced products, LEP and LED. Our success will depend in large part on the results of this collaboration, which are uncertain. Adverse developments in our relationship with Pharmacia can have a significant and adverse effect on us and our stock price. Pursuant to our agreement with Pharmacia, we have granted them an exclusive worldwide license to manufacture, develop, use, market and sell LEP and LED. We will receive royalties on any foreign sales, and in the United States we have the right to purchase co-promotion rights for these products from Pharmacia, instead of receiving royalties. As a result of our agreement with Pharmacia, we are dependent on Pharmacia to fund testing, to make regulatory filings and to manufacture and market LEP and LED and potentially any future products resulting from this collaboration.

    The resources dedicated by Pharmacia and our other partners to our respective collaborations are not within our control. If any collaborator breaches or terminates their agreement with us, fails to conduct their collaborative activities in a timely manner, or fails to devote sufficient resources to our collaborations, the commercialization of our products could be slowed down or halted. We cannot assure you that Pharmacia or our other collaborative partners will not change their strategic focus, or pursue alternate technologies or develop competitive products, either on their own or in collaboration with others, as a means for treating the diseases targeted by these collaborative programs. Our revenues and earnings also will be dependent on the effectiveness of our collaborative partners in marketing any successfully developed products and our marketing efforts, if we choose to develop our own sales and marketing force.

    We cannot assure you that our collaborations with Pharmacia or others will continue or succeed or that we will receive any further research funding or milestone or royalty payments. If our partners do not develop products under these collaborations, we cannot assure you that we would be able to do so on our own. Disputes may arise between us and Pharmacia, or our other collaborators, as to a variety of matters, including financial or other obligations under our contracts, the most promising scientific or regulatory route to pursue or ownership of intellectual property rights. These disputes may be both expensive and time consuming and may result in delays in the development and commercialization of our products.

    OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH CAN BE COSTLY, TIME CONSUMING AND SUBJECT US TO UNANTICIPATED DELAYS; EVEN IF WE OBTAIN REGULATORY APPROVAL FOR SOME OF OUR PRODUCTS, THOSE PRODUCTS MAY STILL FACE REGULATORY DIFFICULTIES.

    Public health authorities in the United States and other countries regulate the research, testing, manufacturing, labeling, distribution, marketing and advertising activities with respect to all of our products. The FDA and comparable agencies in foreign countries impose substantial burdens on our ability and the ability of others to introduce pharmaceutical products to the public, including lengthy and detailed clinical testing procedures to demonstrate safety and efficacy and manufacturing procedures to insure compliance with good manufacturing practices. This process can last many years, be very costly and still be unsuccessful. All clinical, manufacturing, labelling and other information developed for proprietary products will be required to be filed with the FDA in new drug applications for review and be subject to approval by that agency. We cannot assure you that this lengthy regulatory review process will result in the approval and subsequent marketing of our products.

    Once we submit our products for review, we do not know whether the FDA or other regulatory agencies will grant approvals for any of our products on a timely basis or at all. The FDA can delay, limit or not grant approval for many reasons, including:

    - a product candidate may not be safe or effective;

    - FDA officials may interpret data from preclinical testing and clinical trials in different ways than we interpret it;

    - the FDA might not approve our manufacturing processes or facilities or the processes or facilities of our collaboration partners;

    - the FDA may change its approval policies or adopt new regulations; and

    - the FDA may approve a product candidate for fewer than all the indications requested.

The process of obtaining approvals in foreign countries is subject to delay and failure for the same reasons.

    The FDA's policy of granting "fast track" approval for cancer therapies may reduce the risk of delays in the approval process of our products, but the policy may also expedite the regulatory approval of our competitors' products. In addition, any marketed product and its manufacturer continue to be subject to strict regulation. Any unforseen problems with an approved product or delays in receiving, or failing to receive, regulatory approval as fast as previously received approvals would delay or prevent product commercialization and harm our business and stock price. Approval of a product could also depend on post-marketing studies. Even if our products are approved by the FDA, but we fail to comply with FDA marketing, manufacturing and other regulatory requirements applicable to regulated products, we could be subjected to regulatory or judicial enforcement actions, including product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products, withdrawal of approvals, and product liability exposure.

    COMPETITION IN THE BIOPHARMACEUTICAL FIELD IS INTENSE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGE, WHICH COULD RESULT IN OUR COMPETITORS DEVELOPING PRODUCTS SUPERIOR TO OURS.

    The extent to which any of our products achieve market acceptance will depend, in part, on competitive factors. Competition in our industry is intense, and it is increased by the rapid pace of technological development. Existing products or new products developed by our competitors may be more effective or have fewer side effects, or be more effectively marketed and sold, than any that we may develop. Many of our competitors have substantially greater research and development capabilities and experience and greater manufacturing, marketing, financial and managerial resources than do we. Competitive products may render our technology and products obsolete or noncompetitive prior to our recovery of research, development or commercialization expenses incurred with respect to any of our products.

    WE REQUIRE SUBSTANTIAL FUNDS AND IT IS LIKELY THAT WE WILL NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE.

    We require substantial funds to conduct research and development, preclinical and clinical testing and to manufacture and market our potential products. Our fixed commitments, including consulting fees, rent, payments under license agreements and other contractual commitments are substantial and are likely to increase. Our cash requirements may vary materially from those now planned. Our future revenues may not be sufficient to fund our operations. Based on currently projected operating and capital requirements, we believe that the net proceeds of this offering and our cash on hand will be sufficient to meet our projected operating and capital requirements for at least the next 24 months.

    We may need additional financing within this timeframe depending on a number of factors, including the following:

    - our degree of success in commercializing our products;

    - the amount of milestone payments we receive from our collaborators;

    - the rate of progress and cost of research and development and clinical trial activities relating to our products;

    - the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights;

    - emergence of competing technologies and other adverse market developments;

    - changes in or terminations of our existing collaboration and licensing arrangements;

    - the costs of acquiring or licensing new technology, products or businesses if we desire to expand our product portfolio; and

    - the cost of manufacturing scale-up and development of marketing operations, if we undertake those activities.

    Additional financing may not be available when we need it or be on terms acceptable to us. If adequate financing is not available, we may be required to delay, scale back or eliminate some or all of our research and development programs, to relinquish rights to some or all of our technologies or products, or to license to third parties the right to commercialize products or technologies that we would otherwise seek to develop ourselves. We could also be required to cease operations. If additional capital is raised through the sale of equity, our stockholders' ownership interest could be diluted and such securities may have rights, preferences or privileges superior to those of our other stockholders. The terms of any debt securities we sell to raise additional capital may place restrictions on our operating activities.

    WE DEPEND ON THIRD PARTIES FOR A VARIETY OF FUNCTIONS, INCLUDING THE RESEARCH AND DEVELOPMENT, MANUFACTURING, CLINICAL TESTING AND REGULATORY COMPLIANCE OF OUR PRODUCTS. WE CANNOT ASSURE YOU THAT THESE ARRANGEMENTS WILL ALLOW US TO SUCCESSFULLY DEVELOP AND MANUFACTURE OUR PRODUCTS.

    We rely, in part, on third parties to perform a variety of functions, including research and development, clinical trials and regulatory affairs management and production of our products. As of August 1, 2000, we had only seven full-time employees. We currently do not possess the internal infrastructure to independently conduct clinical testing or meet other regulatory responsibilities. If we develop compounds with commercial potential, we will either have to hire additional personnel skilled in the clinical testing and the regulatory compliance processes or engage third parties to perform such services. We currently are a party to several agreements which place substantial responsibility on third parties for clinical development of our products. We also in-license technology from govermental and academic institutions in order to minimize investments in early research, and we enter into collaborative arrangements with certain of these entities with respect to clinical trials of products. We cannot assure you that we will be able to maintain any of these relationships or establish new ones on beneficial terms, that we can enter into these arrangements without undue delays or expenditures, or that these arrangements will allow us to compete successfully.

    We do not have any manufacturing capacity for any products we are developing and do not intend to develop manufacturing capacity in the future. Currently, five of our products are produced at the Center for Advanced Drug Development which is affiliated with the University of Iowa Pharmacy School. The Center has indicated that it is currently able to meet our needs for research and clinical trials, but we cannot be sure that they will be able to do so on a time or cost-effective basis in the future or that suitable alternatives can be found in a timely manner, or at all. Any failure to obtain adequate supplies of our products could delay or prevent our product development efforts. In order to commercialize our products successfully, we or our collaborators must be able to manufacture products in commercial quantities in compliance with the FDA's current good manufacturing practices, at acceptable costs and in a timely manner. As our products have never been produced in commercial quantities, we cannot be sure that the ease of manufacture, stability, cost and yield we have experienced in small-scale production can be duplicated.

    WE DO NOT HAVE MARKETING OR SALES RESOURCES, WHICH MAKES US DEPENDENT ON THIRD PARTIES TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.

    We have no experience in sales, marketing or distribution. To date, our focus has been on research and development and we currently do not have internal marketing or sales resources. If we receive the required regulatory approvals, we expect to market and sell our products principally through distribution, co-marketing, co-promotion or licensing arrangements with third parties. Our agreement with Pharmacia grants Pharmacia exclusive worldwide marketing rights with respect to LED and LEP, although we have the option in the United States to purchase co-promotion rights for these products from Pharmacia, in lieu of receiving royalty payments. To the extent that we enter into distribution, co-marketing, co-promotion or licensing arrangements with third parties for the marketing and sale of our products, any revenues we receive will depend primarily on the efforts of these third parties. We will not control the amount and timing of marketing resources these third parties devote to our products. In addition, if we market products directly, significant additional expenditures and management resources will be required to develop an internal sales force. We have no experience in establishing or maintaining an effective sales and marketing effort. We cannot assure you that we would be able to establish a successful sales force should we choose to do so.

    IF SUFFICIENT QUANTITIES OF THE MATERIALS NEEDED TO MAKE OUR PRODUCTS ARE NOT AVAILABLE, PRODUCT DEVELOPMENT AND COMMERCIALIZATION COULD BE SLOWED OR STOPPED.

    We cannot assure you that sufficient quantities of the materials needed to make our products will be available to support the continued research, development or commercial manufacture of our products. We currently obtain synthetic cardiolipin, an important ingredient in our liposomal products, from a single source, Avanti Polar Lipids, Inc. We have entered into an exclusive supply agreement with Avanti that will supply us with all of our synthetic cardiolipin requirements. However, we cannot assure you that Avanti will be able to supply sufficient quantities of synthetic cardiolipin that meet all FDA manufacturing requirements. In the event that Avanti elects to terminate this supply agreement or cannot supply sufficient quantities to us, we have a right under the agreement to obtain a non-exclusive license from Avanti that will allow us to continue the manufacture of synthetic cardiolipin. In such an event, we cannot assure you that we will have the capability to manufacture sufficient quantities of synthetic cardiolipin or that we will be able to obtain an alternate supplier.

    FDA regulatory requirements applicable to pharmaceutical products tend to make changes in suppliers costly and time consuming. The unavailability of adequate commercial quantities, the termination of existing supply agreements, the supplier's inability to provide materials due to the failure to meet FDA regulatory requirements, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of materials could impair our ability to manufacture and commercialize our products, which could adversely affect our business.

    OUR LACK OF OPERATING EXPERIENCE MAY CAUSE US DIFFICULTY IN MANAGING OUR GROWTH.

    We have no experience in selling pharmaceutical products and in manufacturing or procuring products in commercial quantities in compliance with FDA rules and only limited experience in negotiating, establishing and maintaining collaborative relationships and conducting later-stage phases of the regulatory approval process. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls. If our management is unable to manage growth effectively, our business and financial condition would be adversely affected. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources, which are limited.

    IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY OR OPERATE PROFITABLY.

    Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, patent and trade secret protection for new technologies, products and processes is essential to us. We have obtained licenses to 16 United States patents or patent applications relating to LEP, LED, IL13-PE38, SS1(dsFv)-PE38 and our liposome encapsulated antisense oligonucleotide product, referred to as LE-AON, and we own one pending United States patent application relating to LEP for which a notice of allowance has been received. With respect to these patents and patent applications, however, no assurance can be given that:

    - any patents under any currently pending or future applications will be issued;

    - the scope of any patent protection will exclude competitors or provide competitive advantages to us;

    - any of our patents that may be issued or patents licensed to us will be held valid or will not be limited in scope if subsequently challenged;

    - our exclusive licenses will not be terminated;

    - others will not claim rights in or ownership to the patents and other proprietary rights held by us; or

    - others will not independently develop substantially equivalent proprietary information or otherwise obtain access to our know-how.

    We also rely on trade secrets, know-how and technological advantages to protect the technology we develop. Although we use confidentiality agreements and employee proprietary information and invention assignment agreements to protect our trade secrets and other unpatented know-how, these agreements may be breached or may otherwise be of limited effectiveness or enforceability. Litigation to protect our trade secrets and other unpatented know-how could result in significant costs to us as well as the diversion of management's attention away from our business. Adverse determinations in any such proceedings or unauthorized disclosure of our trade secrets could adversely affect our business. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. We cannot assure you that we will be able to protect our intellectual property in these markets.

    THE USE OF OUR TECHNOLOGIES COULD POTENTIALLY CONFLICT WITH THE RIGHTS OF OTHERS.

    Our commercial success depends to a large extent on our ability to operate without infringing the patents and proprietary rights of others. We may incur substantial costs in defending ourselves in suits that may be brought against us claiming infringement of the patent rights of others, in asserting our patent rights in a suit against another party, or in participating in opposition proceedings in foreign jurisdictions to determine the validity of our patents, or interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of invention in connection with our patent applications or those of others. If we lose, we may be prohibited from pursuing research, development or commercialization of our products or be forced to seek licenses, which may not be available on commercially reasonable terms, if at all, or be subjected to significant liabilities to third parties. Any of these events could have a material adverse effect on us.

    CERTAIN OF OUR EXECUTIVE OFFICERS HAVE CONFLICTING OBLIGATIONS AND MAY NOT DEVOTE SUFFICIENT TIME TO OUR BUSINESS.

    Messrs. John N. Kapoor and Kevin M. Harris, who each hold executive positions with us, are also associated with EJ Financial Enterprises, Inc., a health care investment firm which is wholly owned by John N. Kapoor, and therefore will have conflicts of interest in allocating their time among various business activities and may have legal obligations to multiple entities. On
July 1, 1994, we entered into a consulting agreement with EJ Financial. The consulting agreement provides that we will pay EJ Financial $125,000 per year (paid quarterly) for certain business and financial services, including having certain officers of EJ Financial serve as our officers. EJ Financial is involved in the management of health care companies in various fields, and Messrs. Kapoor and Harris are involved in various capacities with the management and operation of these companies. Mr. Harris is also the Director of Taxes and Planning of EJ Financial. Accordingly, Mr. Harris will not devote all of his working hours to our affairs. In addition, EJ Financial is involved with other companies in the cancer field. Although these companies are pursuing different therapeutic approaches for the treatment of cancer, discoveries made by one or more of these companies could render our products less competitive or obsolete.

    Two of our key products have been obtained under license agreements with Georgetown University. Dr. Aquilur Rahman, currently our Chief Scientific Officer, was formerly an associate professor of pathology and pharmacology at Georgetown University. While employed by Georgetown, Dr. Rahman entered into an agreement with Georgetown relating to the ownership of inventions and other intellectual property developed while in Georgetown's employ. This relationship may pose a conflict of interest for Dr. Rahman. As part of his agreement with Georgetown University, Dr. Rahman has advised us that Georgetown University may share with him payments which Georgetown receives from us under our license agreements with Georgetown. While there were no royalty payments to Georgetown University by us in 1999, as a result of our entering into a license agreement with Pharmacia in February 1999, a payment of $800,000 was made to Georgetown University. Additionally, if regulatory approval is obtained in the future for LED and LEP, royalty payments, which could be substantial, would be made by us to Georgetown, a portion of which may be paid to Dr. Rahman.

    IF WE LOSE KEY MANAGEMENT AND SCIENTIFIC PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN THE TALENT REQUIRED FOR OUR BUSINESS, OUR BUSINESS COULD BE HARMED.

    We are highly dependent on the principal members of our management and scientific staff, including our President, Mr. James M. Hussey, and our current Chief Scientific Officer, Dr. Aquilur Rahman. The loss of either of these individuals' services might delay product development or the achievement of our strategic objectives. In addition, our success will depend on our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified staff and we cannot assure you that we will be able to retain existing personnel or attract and retain qualified staff in the future.

    MEMBERS OF OUR SCIENTIFIC ADVISORY BOARD COMMIT ONLY A PORTION OF THEIR TIME TO OUR BUSINESS AND RESEARCH ACTIVITIES AND WE MAY NOT HAVE RIGHTS TO THEIR INVENTIONS OR DISCOVERIES.

    Due to our limited internal staff and resources, we rely heavily on members of our scientific advisory board to advance our research and development programs. Members of our scientific advisory board are employed on a full-time basis by academic or research institutions. These individuals will devote only a portion of their time to our business and research activities. In addition, except for work performed specifically for and at our direction, the inventions or processes discovered by our consultants and scientific advisors will not become our property but will be the intellectual property of other institutions with which they may have an affiliation. If this happens, we would have to obtain licenses to such technology from such institutions. Invention assignment agreements executed by scientific advisory board members and consultants in connection with their relationships with us may be subject to the rights of their primary employers or other third parties with whom such individuals have consulting relationships.

    THE DEMAND FOR OUR PRODUCTS MAY BE ADVERSELY AFFECTED BY HEALTH CARE REFORM AND POTENTIAL LIMITATIONS ON THIRD-PARTY REIMBURSEMENT.

    In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments or subject the pricing of pharmaceuticals to government control. We cannot predict the effect that health care reforms may have on our business, and it is possible that any reforms will hurt our business. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services with respect to new drug products in particular. If we or any of our collaborators succeed in bringing one of our products to the market, we cannot be certain that our products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow us or our collaborators to sell our products on a competitive basis.

    PHYSICIANS, PATIENTS, PAYORS OR THE MEDICAL COMMUNITY IN GENERAL MAY BE UNWILLING TO ACCEPT, UTILIZE OR RECOMMEND ANY OF OUR PRODUCTS, AND THE FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL HARM OUR BUSINESS.

    Even if approved for marketing, our products may not achieve market acceptance. The degree of market acceptance of our products will depend upon a number of factors, including:

    - the establishment and demonstration in the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products, including unencapsulated forms of the active agents included in our products; and

    - pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other plan administrators.

    WE DEAL WITH HAZARDOUS MATERIALS AND MUST COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, WHICH CAN BE EXPENSIVE AND RESTRICT HOW WE DO BUSINESS. WE COULD ALSO BE LIABLE FOR DAMAGES, PENALTIES OR OTHER FORMS OF CENSURE IF WE ARE INVOLVED IN A HAZARDOUS WASTE SPILL OR OTHER ACCIDENT.

    We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products. While we currently outsource our research and development programs involving the controlled use of biohazardous materials, we might be required to incur significant costs to comply with environmental laws and regulations if we conduct such programs. In the event of an accident, even by a third party, we could be held liable for any damages that result, and such liability would probably exceed our current insurance coverage and financial resources.

    WE MAY HAVE PRODUCT LIABILITY EXPOSURE AND INSURANCE AGAINST SUCH CLAIMS MAY NOT BE AVAILABLE TO US AT REASONABLE RATES OR AT ALL.

    We currently do not have any product liability insurance and our business exposes us to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. Although we plan to obtain product liability insurance when and if our products become commercially available, we cannot assure you that we will be able to obtain or maintain this insurance on acceptable terms or that any insurance we obtain will provide us with adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage we obtain could have a material adverse effect on our business.

    RISKS RELATED TO THIS OFFERING

    WE WILL HAVE BROAD DISCRETION TO ALLOCATE THE NET PROCEEDS OF THIS OFFERING AND WE MAY NOT ALLOCATE THESE PROCEEDS IN WAYS WITH WHICH YOU AGREE.

    Our management will retain broad discretion in allocating the proceeds of this offering. We plan to use the net proceeds for the financing of product development activities and clinical trials, the commercialization of our products, including the development of a sales force for the United States, the acquisition of complementary products, technologies or businesses and capital expenditures and for working capital and general corporate purposes. However, we have no commitments or agreements for any acquisitions or investments at this time. We have no specific allocations for the net proceeds of this offering. The amount of proceeds we will actually expend on any of these purposes may vary depending on a number of factors, including:

    - the successful commercialization of our products;

    - progress in and the scope of our research and development activities;

    - changes in or termination of our existing collaboration and licensing arrangements; and

    - costs and magnitude of product or technology acquisitions.

    Consequently, management will retain a significant amount of discretion over the application of these proceeds. Because of the number and variability of factors that will determine the use of these proceeds, how we spend these proceeds may vary substantially from our current intentions. We cannot be certain that the proceeds from this offering will be used in a manner which will yield a favorable return to our stockholders.

    FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET BY STOCKHOLDERS WITH SIGNIFICANT HOLDINGS COULD RESULT IN A DECREASE IN OUR STOCK PRICE.

    The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. After this offering, there will be 13,945,980 shares of common stock outstanding, 14,395,980 shares if the underwriters exercise their over-allotment option in full. The common stock offered by this prospectus will be freely tradeable without restriction or registration under the Securities Act by persons other than our "affiliates" (as defined in Rule 144 under the Securities
Act). The remaining shares of common stock which will be outstanding following this offering are also freely transferable without restriction or registration under the Securities Act, except for 452,861 shares which are held by Pharmacia. We cannot predict the effect that future sales of common stock or the availability of shares for future sales will have on the market price of our common stock.

NUMBER OF SHARES                               DATE OF ELIGIBILITY FOR RESALE INTO PUBLIC MARKET
----------------                               -------------------------------------------------
5,088,328....................................  90 days after the date of this prospectus due to lock-up agreements that our officers and
                                               directors and certain stockholders have with
                                               Prudential Securities Incorporated.

    IF YOU PURCHASE COMMON STOCK YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.

    The public offering price for our shares will be substantially higher than our net tangible book value per share of our common stock. You will suffer immediate and substantial dilution of $14.02 per share in the net tangible book value per share of our common stock, based on an assumed public offering price of $19.50 per share. In addition, this dilution will increase to the extent that holders of outstanding options to purchase common stock at prices below our net tangible book value per share after this offering exercise such options or funds are raised by us through future issuances of our common stock.

    OUR STOCK PRICE HAS A HISTORY OF VOLATILITY AND YOU SHOULD CONSIDER AN INVESTMENT IN OUR STOCK AS RISKY AND INVEST ONLY IF YOU CAN WITHSTAND A SIGNIFICANT LOSS.

    Our stock price has a history of significant volatility. This volatility has existed even in the absence of significant news or developments relating to us. Moreover, the stocks of biopharmaceutical companies and the stock market generally have been subject to dramatic price swings in recent years.

    Price swings, both as to our stock and as to our industry and the stock market generally, are apt to continue. As a result, you could be subject to losses in your investment in our stock even if we successfully execute our business plan. Moreover, the experiences of other companies would lead us to expect a decline in our stock price if we experience an adverse development in our business. Our business plan is risky, and we may not succeed in achieving our goals. You should consider an investment in our stock as risky and only invest if you can withstand the loss of a significant portion, if not all, of your investment.

    WE ARE SUBJECT TO INFLUENCE FROM OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS, AND WE ARE SUBJECT TO VARIOUS PROVISIONS THAT COULD DISCOURAGE OR PREVENT A CHANGE OF CONTROL THAT MAY BE BENEFICIAL TO OUR STOCKHOLDERS.

    Our executive officers and directors, and their affiliates, in the aggregate, will beneficially own or control approximately 35.6% of our outstanding common stock after this offering, 34.5% if the underwriters exercise their over-allotment option in full, and will therefore have the ability to exercise substantial influence over the outcome of most stockholders' actions, including the election of the members of the board of directors. This concentration of ownership could have an adverse effect on the price of our common stock or have the effect of delaying or preventing a change in control of us. In addition, certain provisions of Delaware law could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Further, provisions in our stock options provide for acceleration of exercisability upon a change of control. Section 203 and other provisions of the Delaware General Corporation Law could make our takeover or the removal of our board of directors or management more difficult, discourage hostile bids for our control in which the stockholders may receive a premium for their shares of common stock or otherwise dilute the rights of holders of common stock and depress the market price or our common stock.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things:

    - general economic and business conditions, both nationally and in our markets;

    - our expectations and estimates concerning future financial performance and financing plans;

    - anticipated trends in our business;

    - the impact of competition and technological change;

    - relationships with our collaborative partners;

    - our ability to enter into future collaborative relationships;

    - variability of our royalty, license and other revenues;

    - results of our research and development activities;

    - existing and future regulations affecting our business;

    - our ability to obtain rights to technology;

    - our ability to obtain and enforce patents;

    - our ability to obtain FDA approvals for our products;

    - the availability of qualified personnel; and

    - existing and future factors set forth under "Risk Factors" in this prospectus.

    In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to us, our business or our management, are intended to identify forward-looking statements.

    We do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

    We estimate that the net proceeds from our sale of common stock in this
offering will be approximately $      million, or $      million if the
underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use these net proceeds for:

    - product development activities and clinical trials;

    - commercialization of our products, including the development of a sales force in the United States;

    - acquisition of complementary products, technologies or businesses;

    - capital expenditures; and

    - working capital and general corporate purposes.

    Although we may use a portion of the net proceeds for the purpose of acquiring complementary products, technologies or businesses, we currently have no agreements or commitments in this regard. We reserve the right, at the sole discretion of our board of directors, to reallocate our use of proceeds. Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment-grade, interest-bearing securities. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Prior to April 14, 2000, our common stock was listed on the AMEX under the symbol "NEO" and since that date it has been included for quotation in the Nasdaq National Market under the symbol "NEOL". The following table sets forth the high and low sales prices of the common stock as reported by the AMEX from the beginning of 1998 through April 14, 2000, and since that date in the Nasdaq National Market.

                                                                HIGH       LOW
                                                              --------   --------
1998

  First Quarter.............................................   $ 5.75     $ 3.75
  Second Quarter............................................     4.94       2.94
  Third Quarter.............................................     4.50       2.00
  Fourth Quarter............................................    13.25       3.63

1999

  First Quarter.............................................    19.88      10.00
  Second Quarter............................................    21.63      14.25
  Third Quarter.............................................    18.75      12.88
  Fourth Quarter............................................    21.56      13.13

2000

  First Quarter.............................................    32.50      18.38
  Second Quarter............................................    24.50      12.50
  Third Quarter (through August 21).........................    24.38      18.00

    On August 21, 2000, the last reported sale price of our common stock in the Nasdaq National Market was $19.50 per share. As of August 22, 2000, there were approximately 55 record owners of our common stock.

    We have not declared or paid and do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as our board of directors deems relevant.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000:

    - on an actual basis; and

    - as adjusted to reflect our receipt of the net proceeds from our sale of 2,800,000 shares of common stock in this offering.

                                                                    JUNE 30, 2000
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
Cash and cash equivalents...................................  $25,296,283   $
                                                              ===========   ===========
Stockholders' equity:
  Common stock, par value $0.0002145 per share; 15,000,000
    authorized; 11,144,432 shares issued and outstanding,
    actual; and 25,000,000 shares authorized, 13,945,980
    issued and outstanding, as adjusted(1)..................        2,391
                                                              -----------   -----------
  Additional paid-in capital................................   26,119,645
                                                              -----------   -----------
  Accumulated deficit.......................................     (749,484)
                                                              -----------   -----------
Total stockholders' equity..................................   25,372,552
                                                              -----------   -----------
Total capitalization........................................  $25,372,552   $
                                                              ===========   ===========

    The outstanding share information in the table is as of June 30, 2000 and excludes:

    - 1,340,908 shares of common stock issuable on exercise of outstanding stock options at a weighted average exercise price of $9.18 per share as of June 30, 2000; and

    - 1,213,913 shares of common stock available for future issuance under our employee stock option plans.

------------------------

(1) Prior to the consummation of this offering, we will file an amended and restated certificate of incorporation increasing our authorized common stock from 15,000,000 shares to 25,000,000 shares.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus. The statement of operations data set forth below for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus, which have been audited by Arthur Andersen LLP, independent auditors. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from our audited financial statements not included in this prospectus, which have been audited by Arthur Andersen LLP, independent auditors. The selected financial data as of June 30, 1999 and 2000 and for the six months ended June 30, 1999 and June 30, 2000 is unaudited. We believe that the unaudited historical financial statements contain all adjustments needed to present fairly the information included in those financial statements and that the adjustments made consist only of normal recurring adjustments. The historical results do not necessarily indicate the results you should expect in any future period.

                                                                                                        FOR THE SIX MONTHS
                                                FOR THE YEARS ENDED DECEMBER 31,                          ENDED JUNE 30,
                              --------------------------------------------------------------------   -------------------------
                                 1995          1996          1997           1998          1999          1999          2000
                              -----------   -----------   -----------   ------------   -----------   -----------   -----------
                                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenues(1).................  $        --   $        --   $   550,000   $         --   $11,000,000   $ 9,000,000   $ 3,000,000
Operating expenses:
  Research and development..    1,068,683     1,099,631     1,411,692      1,611,343     3,758,980     2,017,326     1,629,381
  General and
    administrative..........      244,901       956,924     1,370,486      1,691,132     2,446,926     1,100,349     1,220,593
Income/(loss) from
  operations................   (1,313,584)   (2,056,555)   (2,232,178)    (3,302,475)    4,794,094     5,882,325       150,026
                              -----------   -----------   -----------   ------------   -----------   -----------   -----------
Interest income.............           --       238,275       210,501         88,752       626,508        98,595       807,059
Interest expense............     (356,043)      (47,365)           --             --        (2,126)       (2,126)           --
                              -----------   -----------   -----------   ------------   -----------   -----------   -----------
Income/(loss) before income
  taxes.....................   (1,669,627)   (1,865,645)   (2,021,677)    (3,213,723)    5,418,476     5,978,794       957,085
Income taxes
  (benefit)/expense.........           --            --            --     (1,640,000)    1,664,000     2,392,000            --
                              -----------   -----------   -----------   ------------   -----------   -----------   -----------
Net income (loss)...........  $(1,669,627)  $(1,865,645)  $(2,021,677)  $ (1,573,723)  $ 3,754,476   $ 3,586,794   $   957,085
                              ===========   ===========   ===========   ============   ===========   ===========   ===========
Basic net income/(loss) per
  share.....................  $     (0.36)  $     (0.24)  $     (0.25)  $      (0.19)  $      0.39   $      0.43   $      0.09
                              ===========   ===========   ===========   ============   ===========   ===========   ===========
Diluted net income/(loss)
  per share.................  $     (0.36)  $     (0.24)  $     (0.25)  $      (0.19)  $      0.34   $      0.31   $      0.08
                              ===========   ===========   ===========   ============   ===========   ===========   ===========

                                                       AS OF DECEMBER 31,                                 AS OF JUNE 30,
                              --------------------------------------------------------------------   -------------------------
                                 1995          1996          1997           1998          1999          1999          2000
                              -----------   -----------   -----------   ------------   -----------   -----------   -----------
                                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...  $       671   $ 4,479,041   $ 2,776,697   $     40,681   $24,664,567   $ 6,219,512   $25,296,283
Working capital/(deficit)...   (4,553,057)    4,013,010     2,348,904      1,077,255    23,938,684     5,034,832    25,316,504
Total assets................      495,891     4,492,208     2,854,499      1,781,548    25,051,748     6,500,273    25,884,469
Accumulated deficit.........           --    (1,865,645)   (3,887,322)    (5,461,045)   (1,706,569)   (1,874,250)     (749,484)
Total stockholders' equity/
  (deficit).................   (4,361,392)    4,026,177     2,374,072      1,178,122    24,005,058     5,120,456    25,372,552

------------------------------

(1) For the six-month period ended June 30, 2000, we recorded $3,000,000 in milestone payments from Pharmacia for the completion of Phase I clinical trials and commencement of Phase II/III clinical trials for LEP. We recorded a nonrefundable license fee of $9,000,000 for the same period in 1999 for entering into the licensing agreement with Pharmacia for the development and commercialization of LEP and LED.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Since we began doing business in June 1990, we have devoted our resources primarily to funding research and product development programs. We expect to continue to incur losses as we expand our research and development activities and sponsorship of clinical trials. As of June 30, 2000, we had an accumulated deficit of $749,484.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 2000 AND 1999

    For the six-month period ended June 30, 2000, we recorded $3,000,000 in milestone payments from Pharmacia for the completion of Phase I clinical trials and commencement of Phase II/III clinical trials for LEP. We recorded a nonrefundable license fee of $9,000,000 for the same period in 1999 for entering into the licensing agreement with Pharmacia for the development and commercialization of LEP and LED.

    Research and development expense for the six-month period ended June 30, 2000 was $1,629,381 compared to $2,017,326 for the same period in 1999. The overall reduction in research and development costs was the result of nonrecurring 1999 expenses associated with licensing one of our tumor-targeting products of approximately $256,000 and a sublicense fee paid to Georgetown of $800,000. In 2000 we expended approximately $668,000 related primarily to the preclinical development of LE-AON and our two tumor-targeting products.

    General and administrative expenses for the six-month period ended June 30, 2000 were $1,220,593 compared to $1,100,349 for the same period in 1999. The overall increase in general and administrative expenses was the result of an increase in franchise taxes of approximately $47,000, an increase in consulting and compensation expense of approximately $83,000 and an increase in insurance costs of approximately $27,000, all partially offset by a reduction in professional fees and various other general administrative expenses of $36,300. In the prior year period, we incurred additional professional fees and administrative expenses in completing our license agreement with Pharmacia. The current year's increase in franchise taxes resulted from the increase in our capitalization due to the sale of shares to Pharmacia and the conversion of our warrants into common stock following the calling for redemption of our warrants.

    We generated interest income on excess cash balances of $807,059 and $98,595 for the six-month periods ended June 30, 2000 and June 30, 1999, respectively, due to higher average cash balances in the current year period.

    We incurred interest expense of $0 and $2,126 for the six-month periods ended June 30, 2000 and June 30, 1999, respectively.

    We recorded no income tax expense or benefit for the six-month period ended June 30, 2000 compared to income tax expense of $2,392,000 for the same period ended June 30, 1999.

    YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

    We had no operating revenues during the three fiscal years ended
December 31, 1997, 1998 and 1999, except for a $550,000 payment received from BioChem Pharma in 1997 as part of a licensing and distribution agreement and $11,000,000 of upfront and milestone payments received from Pharmacia as part of a licensing agreement. Interest income for 1997, 1998 and 1999 totaled $210,501, $88,752 and $626,508, respectively. The 1999 increase in interest income was due to higher levels of cash equivalent investments resulting from cash received pursuant to the Pharmacia agreement and the calling of our warrants.

    We incurred research and development expenses of $3,758,980 in 1999 compared to $1,611,343 in 1998 and $1,411,692 in 1997. The increase in 1999 research and development expenses is primarily due to the increased research expenses on LE-AON and our two tumor-targeting products of $1,000,000, an amendment fee of $800,000 paid to Georgetown in consideration for certain modifications to the Georgetown research and license agreements, a termination fee of $50,000 paid to BioChem related to one of our license agreements and increased payroll, consulting and related expenses of $620,000. Our research and development expenses related to LEP and LED decreased by approximately $330,000 in 1999 because Pharmacia assumed all future development costs of these products under its licensing agreement. The increase of $199,651 in research and development costs between 1998 and 1997 was primarily the result of hiring two additional research staff members.

    We incurred general and administrative expenses of $2,446,926 in 1999 as compared to $1,691,132 in 1998 and $1,370,486 in 1997. The increase in 1999 general and administrative expenses is primarily the result of increased professional fees of $335,000, increased payroll costs of $271,000, increased investor relations costs of $132,000, increased insurance costs of $59,000 and a reduction in other miscellaneous expenses of $41,000. General and administrative expenses for 1998 compared to 1997 increased approximately $321,000. The increase was primarily the result of increased professional fees of $103,000, executive recruitment costs of $81,000, increased investor relations costs of $29,000, increased insurance costs of $9,000, increased space costs of $35,000 and an increase in other miscellaneous expenses of $64,000.

    LIQUIDITY AND CAPITAL RESOURCES

    At June 30, 2000, we had $25,296,283 in cash and cash equivalents and net working capital of $25,316,504. All excess cash has been invested in short-term investments.

    Our assets at June 30, 2000, were $25,884,469 compared to $25,051,748 at December 31, 1999. This increase in assets was primarily due to an increase of cash and cash equivalents of approximately $632,000 as a result of cash generated by operating activities of approximately $430,000, cash provided by financing activities of approximately $204,000 and cash used in investing activities of approximately $2,000. The cash generated by operating activities was primarily from the milestone payment received from Pharmacia. The cash provided by financing activities resulted primarily from the exercise of stock options that were held by consultants to the Company.

    Our liabilities at June 30, 2000 decreased to approximately $512,000 from approximately $1,047,000 at December 31, 1999. This decrease was attributable to a decrease in trade payables of approximately $391,000, a decrease in accrued expenses of approximately $50,000, a decrease in accrued compensation of approximately $174,000 and an increase in obligations under research agreements of approximately $80,000.

    Our assets at December 31, 1999 were $25,051,748 compared to $1,781,548 at December 31, 1998. This increase in assets was primarily due to an increase of cash and cash equivalents of approximately $24,624,000 as a result of cash generated by operating activities of approximately $6,058,000, cash used to purchase equipment and furniture of approximately $4,000 and cash provided by financing activities of approximately $18,570,000. The cash generated by operating activities was primarily from the upfront and milestone payments received from Pharmacia. The cash provided by financing activities resulted primarily from the equity investment by Pharmacia and the calling of our warrants.

    On October 22, 1998, we established a $3,000,000 line of credit (the "Line of Credit") with the John N. Kapoor Trust dtd. 9/20/89, an entity affiliated with the chairman of our board of directors. Interest on borrowings on the Line of Credit were accrued at the rate of 2% over the prime rate of the

Northern Trust Bank. We borrowed $250,000 on the Line of Credit on January 8, 1999. The $250,000 plus all accrued interest was repaid on January 29, 1999. The Line of Credit terminated upon the signing of the Pharmacia licensing agreement on February 19, 1999.

    Our liabilities at December 31, 1999 increased to approximately $1,047,000 from approximately $603,000 at December 31, 1998. This increase was attributable to an increase in trade payables of approximately $291,000, an increase in accrued expenses of approximately $115,000, an increase in accrued compensation at year end of approximately $228,500 and a reduction in obligations under research agreements of approximately $192,000.

    Based on currently projected operating and capital requirements, we believe that the net proceeds of this offering and our existing capital resources, including interest earned, and expected milestone payments will be sufficient to allow us to meet our projected operating and capital requirements for at least the next 24 months. However, our actual needs will depend on numerous factors, including the following:

    - our degree of success in commercializing our products;

    - the amount of milestone payments we receive from our collaborators;

    - the rate of progress and cost of research and development and clinical trial activities relating to our products;

    - the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights;

    - emergence of competing technologies and other adverse market developments;

    - changes in or terminations of our existing collaboration and licensing arrangements;

    - the costs of acquiring or licensing new technology, products or businesses if we desire to expand our product portfolio; and

    - the cost of manufacturing scale-up and development of marketing operations, if we undertake those activities.

    We may also seek additional funding through public or private offerings of securities, with collaborative or other arrangements with corporate partners or from other sources. Additional financing may not be available when needed or on terms acceptable to us. If adequate financing is not available, we may be required to delay, scale back or eliminate certain of our research and development programs, relinquish rights to certain of our technologies, cancer drugs or products, or license third parties to commercialize products or technologies that we would otherwise seek to develop ourselves.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999, which requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and to measure those instruments at fair value. In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," effective for all fiscal quarters beginning after June 15, 2000. SFAS No. 137 allows companies that have not applied early adoption of SFAS No. 133 to delay implementation until quarters beginning after June 15, 2000. SFAS No. 133/SFAS No. 137 is not anticipated to have a significant impact on our operating results or financial condition when adopted, since we do not currently engage in hedging activities.

                                    BUSINESS

OVERVIEW

    We are a biopharmaceutical company engaged in the research, development and commercialization of drugs for the treatment of various forms of cancer. We are currently developing a portfolio of seven anti-cancer drugs, three of which have advanced to clinical trials. We have built our drug portfolio based on our two novel technology platforms: an electrostatic liposome drug delivery platform and a tumor-targeting fusion protein platform. In February 1999, we established a worldwide collaborative relationship with Pharmacia to develop and commercialize our two late-stage development products, LEP and LED. Pharmacia is currently conducting multi-center Phase II/III clinical trials of LEP for the treatment of a variety of solid tumor cancers and multi-center Phase II/III clinical trials for LED for the treatment of breast and prostate cancers.

    In addition to LEP and LED, we have five other products under development. Under our electrostatic liposome platform, we filed an investigational new drug application in July 2000 for LE-AON, our liposome encapsulated gene inhibitor for radiation resistant tumors, and we have initiated preclinical studies for liposomal encapsulated epirubicin, referred to as LEE, and liposomal encapsulated mitoxantrone, referred to as LEM. Under our tumor-targeting fusion protein platform, we are currently in Phase I/II clinical trials for IL13-PE38 for the treatment of kidney cancer. In March 2000, we filed an investigational new drug application for our other tumor-targeting product, SS1(dsFv)-PE38, and expect to commence Phase I/II clinical trials for SS1(dsFv)-PE38 for the treatment of various cancers in the second half of 2000.

MARKET OVERVIEW

    Cancer is the second leading cause of death in the United States. The American Cancer Society estimates that doctors will diagnose 1.2 million new cases of cancer in the United States in 2000. The National Cancer Institute estimates the costs of cancer in 2000 to be $107 billion, including $37 billion in direct medical costs and $11 billion for morbidity costs, which includes the cost of lost productivity. The worldwide cancer drug market is estimated at $19 billion in 2000, representing 7% growth from 1999.

    Cancer is characterized by uncontrolled cell division resulting in the growth of a mass of cells commonly known as a tumor. Cancerous tumors can arise in almost any tissue or organ, and cancer cells, if not eradicated, spread, or metastasize, throughout the body. Cancer is believed to occur as a result of a number of factors, including heredity and environmental factors.

    For the most part, cancer treatment depends on the type of cancer and the stage of disease progression. Generally, staging is based on the size of the tumor and whether the cancer has metastasized. Following diagnosis, solid tumors are typically surgically removed or the patient is given radiation therapy. Chemotherapy is the principal treatment for tumors that have metastasized or are likely to metastasize. Chemotherapy involves the administration of cytotoxic drugs, which are designed to kill cancer cells, or the administration of hormones which affect the growth of tumors.

    Because in most cases metastatic cancer is fatal, oncologists attempt to attack the cancer aggressively and with as many therapies as available and with as much dosage as the patient can tolerate. Since chemotherapy attacks both normal and cancerous cells, treatment often tends to result in complicating side effects. Additionally, cells which have been exposed to several rounds of chemotherapy develop a resistance to the cancer drugs that are being administered. This is known as "multi-drug resistance." The side effects of chemotherapy often limit the effectiveness of treatment. Cancers often recur and mortality rates remain high. Despite the large sums of money spent on cancer research, current treatments are inadequate and improved cancer agents are needed.

    The products we currently have under development target a broad range of solid tumors. The table below shows the incidence and mortality estimated for the year 2000 for the primary types of solid tumor cancers that our products seek to treat:

TYPE OF CANCER                                             NEW CASES    DEATHS
--------------                                             ---------   --------
Breast...................................................   184,200     41,200
Prostate.................................................   180,400     31,900
Lung.....................................................   164,100    156,900
Kidney...................................................    31,200     11,900
Head and Neck............................................    30,200      7,800
Ovarian..................................................    23,100     14,000
Brain....................................................    16,500     13,000

Source: American Cancer Society, 2000 Cancer Facts and
  Figures

BUSINESS STRATEGY

    Our corporate strategy is to become a leader in the research, development and commercialization of new and innovative anti-cancer treatments. Our strategy involves the following elements:

FOCUS ON THE GROWING CANCER MARKET.

    The worldwide cancer drug market is estimated at $19 billion in 2000, representing a 7% increase from 1999. Despite the large sums of money spent, cancer is the second leading cause of death in the United States, and current treatments remain inadequate. Given the life-threatening nature of cancer and the lack of effective treatments, the FDA has adopted procedures to accelerate the approval of cancer drugs. We intend to use our expertise in the field of cancer research to target this significant market opportunity for cancer drug development.

DEVELOP OUR EXISTING PRODUCT PORTFOLIO.

    We are currently developing a portfolio of seven anti-cancer drugs, three of which have advanced to clinical trials. We are collaborating with Pharmacia to develop and commercialize two of these products. We intend to further develop our other five products both by continuing to collaborate with leading corporate, governmental and educational institutions and by expanding our internal resources. We believe this strategy will maximize the commercial value of our products by giving us the option to either directly market our products or to license our products on more favorable terms.

CREATE NEW PRODUCTS BY CAPITALIZING ON OUR ELECTROSTATIC LIPOSOME TECHNOLOGY
  PLATFORM.

    We intend to use our electrostatic liposome technology platform to create new products in two ways: by extending the patent life of existing cancer drugs and by utilizing our unique platform to develop new drugs. We believe that several widely used cancer drugs are nearing patent expiration. Many of these drugs, while effective, have been limited in their use because of adverse side effects and difficulties in administration. Using our electrostatic liposome technology, we believe opportunities exist for us to increase the usefulness of these compounds as improved anti-cancer treatments. When a drug is combined with another agent or delivery system in a novel way, its marketing exclusivity may be extended. We are intending to extend the marketing exclusivity for paclitaxel and doxorubicin through our LEP and LED products, respectively.

    We believe that our electrostatic liposome technology may provide us with a platform for the development of new therapeutic agents for cancer drug development. For example, we are developing LE-AON, the encapsulation of a gene therapy which inhibits a protein associated with radiation resistant tumors, to treat various solid tumors.

REDUCE RISK THROUGH A BROAD PORTFOLIO OF PRODUCTS.

    We are currently developing seven products based on our electrostatic liposome and tumor targeting fusion protein platforms. We are developing multiple products simultaneously in order to reduce the impact of any single product failure. In addition, by broadening our product portfolio, we increase our flexibility to eliminate products which we determine have less market potential while applying additional resources to products which show promise.

DEVELOP SPECIALIZED SALES AND MARKETING CAPABILITIES FOR THE UNITED STATES MARKET AND FORM STRATEGIC INTERNATIONAL COLLABORATIONS FOR FOREIGN MARKETS.

    Under the terms of our license agreement with Pharmacia, we have the right to purchase co-promotion rights for LEP and LED in the United States. We intend to develop a specialized cancer sales and marketing capability within the United States for LEP, LED and other products that we may develop. With respect to foreign sales, we intend to enter into collaborations with established international drug companies.

OUR TECHNOLOGY

ELECTROSTATIC LIPOSOME PLATFORM

    Liposomes, microscopic spheres composed of lipid membranes, were discovered in the late 1960's and have been extensively investigated as drug delivery vehicles. Liposomes were believed to be particularly suitable for the delivery of toxic drugs, such as cancer drugs, because drugs encapsulated in liposomes are preferentially absorbed into certain organs such as the liver, spleen and gall bladder. Furthermore, liposomes are not as readily absorbed by the nervous system or key organs, like the heart, thereby helping to reduce toxicity.

    While liposomes were initially viewed as an important advance in drug delivery technology, there have been limited commercial successes. We estimate that in excess of $700 million has been spent on the research and development of liposomes, resulting in the commercialization of only two liposomal drugs, doxorubicin and amphotericin B.

    To date, liposomes have commonly been produced with uncharged lipids. Attempts at using uncharged liposomes as drug delivery vehicles have resulted in many difficulties, including:

    - difficulty in achieving encapsulation that severely limits the scope of drugs available for encapsulation;

    - a need for expensive, complex manufacturing processes that result in higher manufacturing costs;

    - cumbersome and time-consuming reconstitution procedures required of pharmacy personnel; and

    - product stability being limited to hours.

    We believe that our second generation, proprietary electrostatic liposome technology may overcome these limitations. Our electrostatic liposome technology uses charged lipids rather than neutral lipids. By encapsulating a drug within an oppositely charged liposome, we achieve a powerful electrostatic attraction between these two agents which creates a stable drug formulation. We believe that our proprietary electrostatic liposome technology provides a number of advantages over previous liposome products, including the following:

    - BROADENED RANGE OF DRUGS WHICH CAN BE ENCAPSULATED

        Our technology provides an opportunity to efficiently encapsulate a wide range of compounds. Based on our research to date, we believe we can improve the delivery of a variety of cytokines and chemotherapy drugs, including paclitaxel, the number one selling chemotherapy drug which previously has not been successfully encapsulated in liposomes. In addition, we believe our electrostatic liposome technology may allow for the delivery of antisense compounds and genes, thereby avoiding the potential problems associated with viral delivery systems.

    - REDUCED TOXICITY AT HIGHER DOSES

        Our electrostatic liposome delivery system may allow for the treatment of patients with reduced toxic side effects. Accordingly, our delivery system may enable the administration of the liposome encapsulated drug in higher doses, thereby potentially increasing efficacy and possibly allowing for treatment over longer periods of time.

    - INCREASED STABILITY, RESULTING IN SIMPLIFIED HANDLING AND INCREASED SHELF LIFE

        The stability of our liposomal drugs makes freeze-drying possible, which provides for longer shelf life and simplified handling during preparation in the pharmacy and administration of the drug by the oncologist.

    - REDUCED MANUFACTURING COST

        Our electrostatic liposome technology does not require complex manufacturing techniques. The electrostatic interaction between the oppositely-charged liposome and the drug typically results in an encapsulation efficiency of over 95%, resulting in reduced manufacturing costs.

    - REDUCED MULTI-DRUG RESISTANCE, INCREASING THE KILLING OF OTHERWISE RESISTANT TUMORS

        Multi-drug resistance is the resistance that a patient's tumors usually develop after they have been exposed to several doses of chemotherapy. Some tumor cells remove the chemotherapy drugs via a pump which exists on the cell membrane of most cells. Previous liposomes have not had any significant inhibitory effects on this pump, and the tumors have been able to pump out the tumor-killing drugs. Based on our preclinical studies, we believe that cardiolipin, one of the patented ingredient lipids in our two lead liposome products, inhibits the function of the pump. As a result, we may be able to significantly increase the effectiveness of our cardiolipin containing liposomes against tumors, thereby maximizing the killing of otherwise resistant tumors.

TUMOR-TARGETING FUSION PROTEIN PLATFORM

    Fusion proteins consist of a single molecule composed of two parts, a tumor-targeting mechanism and a cytotoxic agent. Our tumor-targeting mechanism is a protein that detects and binds to a specific marker on the surface of cancer cells. Since cancer cells may have unique markers on their surface, a tumor-targeting mechanism with the appropriate specificity for those cells may be used to deliver the cytotoxic agent directly to the tumors. The key to making a useful tumor-targeting drug is the targeting mechanism that selects tumor cells while ignoring healthy cells.

    Two fusion protein products have been approved by the FDA and commercialized for the treatment of cancer: American Home Products Corporation's Mylotarg-Registered Trademark- in May 2000 for relapsed adult acute myeloid leukemia and Ligand Pharmaceuticals Incorporated's Ontak-Registered Trademark-in February 1999 for persistant or recurrent cutaneous T-cell lymphoma. While these fusion protein drugs are being marketed for leukemia, our fusion protein products are being developed for the larger solid tumor market.

    We and our collaborative partners, the FDA and the National Institute of Health, referred to as NIH, have identified two targeting mechanisms which we believe possess the requisite characteristics for successful use in fusion proteins. Both IL13, and SS1(dsFv), target receptors which are present in significantly higher numbers on solid tumor cells than on healthy cells. Specifically, IL13 targets receptors in kidney cancer, brain cancer, Kaposi's sarcoma and possibly breast cancer, and SS1(dsFv) targets receptors in ovarian cancer and head and neck cancers. We use PE38 as the cytotoxic component in both of our tumor-targeting fusion protein products. We selected PE38 because of its effective cell killing action on a wide variety of tumor types.

    Based upon our preclinical studies, we believe our tumor-targeting products may provide the following benefits:

    - specifically target tumor cells with minimal toxicity to healthy cells;

    - successfully attack cancer cells resistant to standard cancer treatments;

    - kill slow-growing tumors, which are often difficult to treat;

    - a tolerable side-effect profile with a minimal disturbance to a patient's quality of life during treatment; and

    - product stability and extended shelf life.

OUR PRODUCTS

    We have utilized both our electrostatic liposome platform and our tumor-targeting fusion protein platform to develop a group of potential anti-cancer products. Presently, we have three products in clinical trials, two in preclinical trials and two products for which preclinical trials have been completed and for which investigational new drug applications have been filed. The products we are currently developing are detailed in the following table:

-------------------------------------------------------------------------------------------
                               POTENTIAL
PRODUCTS IN DEVELOPMENT        CANCER INDICATIONS             DEVELOPMENT STATUS(1)
-------------------------------------------------------------------------------------------
ELECTROSTATIC LIPOSOME
  PLATFORM
-------------------------------------------------------------------------------------------
LEP--Liposome                  Various solid tumors           Phase II/III
    Encapsulated Paclitaxel

LED--Liposome                  Breast, Prostate, Blood        Phase II/III
    Encapsulated Doxorubicin

LE-AON--                       Various solid tumors           IND filed
    Liposome Encapsulated
    Antisense Oligonucleotide

LEM--Liposome                  Prostate                       Preclinical
    Encapsulated Mitoxantrone

LEE--Liposome                  Breast, Blood                  Preclinical
    Encapsulated Epirubicin
-------------------------------------------------------------------------------------------
TUMOR-TARGETING FUSION
  PROTEIN PLATFORM
-------------------------------------------------------------------------------------------
IL13-PE38                      Kidney, Brain                  Phase I/II

SS1(dsFv)-PE38                 Ovarian, Head and Neck,        IND filed
                               Mesothelioma

-------------------------------------------------------------------------------------------

(1) "Preclinical" means that a product is undergoing efficacy and safety evaluation in animals in preparation for human clinical trials.

   "IND filed" means that an investigational new drug application has been filed with the FDA. If the FDA approves the IND, clinical testing in humans may begin.

   "Phase I/II" clinical trials denote the evaluation of safety, with some measure of efficacy, and dosing in humans.

   "Phase II/III" clinical trials denote Phase II clinical trials evaluating safety and efficacy in humans, which trials may be expanded into larger scale Phase III clinical trials.

ELECTROSTATIC LIPOSOME PLATFORM

LIPOSOME ENCAPSULATED PACLITAXEL

    PRODUCT DESCRIPTION. LEP is a liposome encapsulated formulation of the widely-used cancer drug, paclitaxel. Paclitaxel is marketed by Bristol-Myers Squibb Company under the trade name "Taxol-Registered Trademark-" and is used in the treatment of a number of tumors, including breast, ovarian and lung cancer. Taxol sales were $1.2 billion in 1998 and $1.5 billion in 1999, making it the largest selling cancer drug in the world. Despite paclitaxel's wide use and its anti-tumor characteristics, its effectiveness has been limited by its side effects, such as nausea, vomiting, hair loss, and nerve and muscle pain. Because of the chemical characteristics of paclitaxel, it cannot be introduced into the body unless it is first formulated in a toxic mixture of castor oil and ethanol which requires premedication of the patient. In addition, paclitaxel must be infused over a period of at least three hours.

    We believe our technology may overcome many of the current limitations of paclitaxel by utilizing cardiolipin, a naturally occurring, negatively charged lipid found in cardiac tissue, to increase the solubility of paclitaxel. We have been able to standardize the preparation of cardiolipin through the development of a proprietary form of synthetic cardiolipin. Using cardiolipin eliminates the need for the use of castor oil and ethanol and reduces the need for the accompanying premedication. Since paclitaxel has a positive charge and cardiolipin has a negative charge, cardiolipin electrostatically combines with the paclitaxel to form a stable product that can be freeze-dried and easily reconstituted. Based on preclinical studies, we believe another potential advantage of LEP may be the ability of cardiolipin to reduce multi-drug resistance. As a result, we may be able to significantly increase the effectiveness of LEP against tumors, thereby maximizing the killing of otherwise resistant tumors.

    DEVELOPMENT STATUS. LEP is being developed for various solid tumor cancers. We believe LEP is the first, and only, liposomal form of paclitaxel to enter clinical trials. Phase I clinical trials for LEP were completed in April 2000. These Phase I trials involved the treatment of 29 cancer patients, none of whom were then responding to other forms of treatment. Our Phase I trials have provided evidence that LEP may be able to be administered at higher levels than paclitaxel is currently administered, with fewer side effects. Although not designed to determine efficacy, six patients in the Phase I trial experienced tumor reductions greater than 35%. The tumors in eight other patients did not increase in size after 12 weeks, and in four of these eight patients, the tumors were still stable in size one year later. Some patients received significantly more cycles of LEP than can be given with uncapsulated paclitaxel, including two patients who have received greater than 30 cycles of LEP. None of the patients showed signs of the nerve and muscle pain commonly associated with paclitaxel and most patients did not experience the hair loss or nausea often associated with paclitaxel treatment.

    Pharmacia has initiated large scale multi-center, multinational
Phase II/III clinical trials. These Phase II/III trials will assess LEP as both a single and combination therapy for a variety of solid tumors to determine its safety and efficacy.

LIPOSOME ENCAPSULATED DOXORUBICIN

    PRODUCT DESCRIPTION. LED is a liposome encapsulated formulation of the widely used cancer drug, doxorubicin. Doxorubicin is used to treat a number of cancers, including solid tumors and leukemia, a form of blood cancer. Though effective in treating these and other cancers, doxorubicin may produce irreversible heart damage. The risk of heart failure increases with increasing total doses of doxorubicin. Doxorubicin also causes suppression of white blood cell production, which may limit the dose that may be administered, and produces side effects such as nausea, vomiting and hair loss. Clinical results to date suggest that LED may reduce these side effects. In addition, since doxorubicin has a positive charge and cardiolipin has a negative charge, cardiolipin electrostatically binds to the doxorubicin to form a stable product that can be freeze-dried and easily reconstituted. We believe LED, unlike other liposomal doxorubicin products currently available, may reduce multi-drug resistance and be easier to manufacture because of its formulation with cardiolipin.

    DEVELOPMENT STATUS. We intend to develop LED for breast, prostate and blood cancers. We completed a Phase I trial in May 1998, which provided evidence that LED demonstrated lower toxicity when compared to unencapsulated doxorubicin and could be given at approximately double the current standard dose for doxorubicin. In June 1998, Phase II clinical trials for the treatment of advanced prostate cancer in 10 patients were initiated. After four rounds of treatment, the level of prostate specific antigen, an indicator of the extent of disease progression, decreased by greater than 35% in two patients and stabilized in two other patients. These four patients reported a significant reduction in pain. Pharmacia is currently conducting multi-center Phase II/III clinical trials of LED.

LIPOSOME ENCAPSULATED ANTISENSE OLIGONUCLEOTIDES

    PRODUCT DESCRIPTION. We have developed a liposome encapsulated antisense cRaf oligonucleotide, LE-AON, which we believe inhibits the expression of the cRaf protein and thus may have potential to enhance the effectiveness of radiation in the treatment of certain cancers. cRaf is a protein which is expressed at higher levels in cancer cells which are resistant to radiation therapy than in healthy cells. By inhibiting expression of this gene, the cell becomes more susceptible to radiation therapy. Our liposomes provide a non-viral method of delivering the gene inhibitor into the cell. An additional advantage of LE-AON is that it can be administered intravenously and is relatively easy to manufacture.

    DEVELOPMENT STATUS. We intend to develop LE-AON as a treatment for radiation resistant tumors. In our preclinical studies, intravenous administration of LE-AON appeared to inhibit cRaf gene expression in tumor tissue. When LE-AON was given in combination with radiation treatment, tumor regression for at least 27 days was observed. We filed an investigational new drug application for LE-AON for patients with radiation resistant solid tumor cancers in July 2000 and expect to begin Phase I/II clinical trials in the second half of 2000.

LIPOSOME ENCAPSULATED MITOXANTRONE

    We recently encapsulated mitoxantrone in our liposomes. Mitoxantrone is used for the treatment of prostate cancer and multiple sclerosis. We believe LEM will demonstrate a safety and efficacy advantage over unencapsulated mitoxantrone. Currently we are conducting preclinical studies to evaluate the profile of this drug.

LIPOSOME ENCAPSULATED EPIRUBICIN

    Epirubicin is a drug that is widely used in Europe for the treatment of breast cancer and was recently introduced in the U.S. by our collaborative partner, Pharmacia. We believe LEE will demonstrate a safety and efficacy advantage over unencapsulated epirubicin. We have recently encapsulated epirubicin in our liposomes and intend to evaluate its properties as a treatment for breast cancer.

TUMOR-TARGETING FUSION PROTEIN PLATFORM

IL13-PE38

    PRODUCT DESCRIPTION. IL13-PE38 is a tumor-targeting agent we are developing for the treatment of kidney and brain cancers. Research by scientists at the FDA and the NIH has demonstrated that some solid tumors express higher numbers of IL13 receptors on their cell surfaces in comparison with healthy cells. IL13-PE38 links the cytotoxin PE38 to the tumor-targeting agent IL13. When administered,

IL13-PE38 is expected to target the IL13 receptors, thereby killing the tumor cells with minimal damage to the healthy cells.

    In September 1997, we entered into an exclusive worldwide licensing agreement with the FDA and the NIH giving us rights to develop and commercialize IL13-PE38. We also entered into a cooperative research and development agreement with the FDA for the clinical and commercial development of IL13-PE38 as an anti-cancer agent. We believe this is the first collaboration between the FDA and a biopharmaceutical company.

    DEVELOPMENT STATUS. We are evaluating IL13-PE38 as a treatment for kidney and brain cancers. In preclinical studies, IL13-PE38 has provided evidence of tumor regression in a number of cancers, which suggests the potential for a favorable toxicity profile. We filed an investigational new drug application in June 1999 for IL13-PE38 for the treatment of refractory kidney cancer and entered Phase I/II clinical trials in October 1999 for this indication. In our Phase I/II clinical trials we determined the maximum tolerated dose and schedule and we are currently working to establish the proper dosage level and schedule. We filed an investigational new drug application in March 2000 for brain cancer and anticipate beginning Phase I/II clinical trials in the third quarter of 2000.

SS1(DSFV)-PE38

    PRODUCT DESCRIPTION. SS1(dsFv)-PE38 links the cytotoxin PE38 to the antibody SS1(dsFv). As is the case with IL13, SS1(dsFv) targets specific receptors on cancer cells and delivers the cytotoxin directly to the cancer cells with minimal effect on healthy cells. In March 1999, we executed a worldwide exclusive licensing agreement with the NIH giving us rights to develop and commercialize SS1(dsFv)-PE38. We also entered into a cooperative research and development agreement with the NIH for the clinical and commercial development of SS1(dsFv)-PE38 as an anti-cancer agent.

    DEVELOPMENT STATUS. We are evaluating SS1(dsFv)-PE38 as a treatment for ovarian cancer, head and neck cancer, and mesothelioma, a type of lung cancer. In March 2000, we filed an investigational new drug application for SS1(dsFv)-PE38 for the treatment of certain common cancers and we expect to commence Phase I/II clinical trials in ovarian cancer, mesothelioma, and head and neck cancers in the second half of 2000. In preclinical studies, SS1(dsFv)-PE38 demonstrated very specific targeting to receptors for ovarian cancer and head and neck cancer and a high level of tumor toxicity. Preclinical studies demonstrated a high rate of response in ovarian tumors.

COLLABORATIVE RELATIONSHIPS AND LICENSES

    PHARMACIA LICENSE AGREEMENT

    In February 1999, we signed a license agreement with Pharmacia giving them certain rights to develop and commercialize LEP and LED worldwide. The license agreement provides for up to $69 million in payments to us from Pharmacia, as follows:

    - a $9 million non-refundable up-front payment on execution of the license agreement;

    - up to $52 million in milestone payments as clinical progress occurs; and

    - an $8 million equity investment in our common stock.

    We have already received the $9 million non-refundable up-front payment upon execution of the license agreement, the $8 million equity investment, a $2 million milestone payment in July 1999 for transferring the investigational new drug applications for LED and LEP to Pharmacia, and a $3 million milestone payment in March 2000 upon initiation of the Phase II clinical trials for LEP. Pharmacia has assumed all further responsibility for, and the costs associated with, the development and testing of LEP and LED and obtaining all regulatory approvals. We have the right to purchase from Pharmacia co-promotion rights in lieu of receiving royalties on United States sales, for a price based upon a percentage of Pharmacia's development costs. We will also receive a fixed royalty on foreign sales.

    We may terminate the license agreement upon a material breach by Pharmacia and Pharmacia may terminate the agreement upon our material breach. Upon termination of the agreement by either party, Pharmacia's rights to the relevant licenses granted under the agreement automatically revert to us. If Pharmacia ceases to market, sell or launch the products relating to the licenses granted under the agreement in the United States, certain European markets or Japan and upon our request, Pharmacia is required to transfer the regulatory approvals obtained in those countries to us and take all other actions necessary to permit us to obtain regulatory approvals to market the products in those countries, unless Pharmacia's cessation is due to reasons related to the safety or efficacy of a product.

    GEORGETOWN UNIVERSITY AGREEMENTS

    We have entered into two license agreements, two contract research agreements and a sponsored research agreement with Georgetown University relating to LED, LEP, and LE-AON. Under the Georgetown licenses, and in return for sponsoring related research, we were granted exclusive licenses to manufacture and sell LED, LEP, and LE-AON. We are obligated to pay royalties to Georgetown on commercial sales of these products. In addition, we are obligated to make certain advance royalty payments, which will be credited against future royalties. The Georgetown licenses may be terminated in the event of a default. Our rights under the Georgetown licenses with respect to LED and LEP have been sublicensed to Pharmacia.

    Under the contract research agreements, we pay or reimburse Georgetown for all direct and indirect costs associated with research on specific projects. In return, and upon payment of a one-time payment of $100,000 under one agreement and $175,000 under the other, we retain all rights to all inventions, developments, discoveries and other proprietary ideas which are first conceived, discovered or developed during the conduct of the research.

    Under the terms of the sponsored research agreement with Georgetown, we have agreed to pay the costs associated with additional research relating to certain proprietary research information previously developed by Georgetown as well as making certain milestone and royalty payments to Georgetown. In return for this sponsored research, Georgetown has given us a license for certain existing patent rights now owned by Georgetown as well as a right of first refusal to exclusively license any invention or discovery conceived or reduced to practice during the research. The terms of any such license, would be subject to good faith negotiations.

    NIH

    In September 1997, we entered into an exclusive worldwide licensing agreement with the NIH and the FDA whereby we were granted the right to develop and commercialize IL13-PE38. The IL13-PE38 license required us to pay the NIH an initial $75,000 non-refundable payment and requires minimum annual royalty payments to the NIH of $10,000, which increase to $25,000 after the first commercial sale. The IL13-PE38 license also requires us to make certain milestone payments and pay royalties based on future product sales. The NIH and the FDA may terminate the agreement upon our default in performing any material obligations under the agreement or if they determine that such action is necessary to meet the requirements for public use specified by federal regulations and we do not reasonably satisfy such requirements. While providing us with an exclusive license, it should be noted that, as is typical in such agreements, neither the NIH nor the FDA make any representations or warranties in the license agreement as to the validity or enforceability of the licensed rights.

    In March 1999, we entered into a license agreement with the NIH for SS1(dsFv)-PE38. The SS1(dsFv)-PE38 license required us to pay the NIH an initial $75,000 non-fundable payment and requires minimum annual royalty payments to the NIH beginning on January 1, 2000 of $20,000, which increase to $150,000 per year if we fail to reach certain benchmarks. The other terms and conditions of the SS1(dsFv)-PE38 license are substantially the same as those of the NIH IL13-PE38 license described above. We also entered into a cooperative research and development agreement with the NIH in May 1999 for IL13-PE38.

    FDA

    In August 1997, we entered into a cooperative research and development agreement with the FDA covering the IL13-PE38 product which we license from the NIH and FDA. Pursuant to the FDA agreement, we agree to commercialize IL13-PE38 and the FDA agrees to collaborate on the clinical development and commercialization of the licensed product. In addition, we are required to pay $150,000 per year for expenses incurred by the FDA in carrying out its responsibilities under this agreement. Research and development costs related to this research totaled $100,000 in each of 1997 and 1998 and $150,000 in 1999. This research agreement is currently scheduled to expire on August 27, 2001, however, the agreement provides that this expiration date will be adjusted by mutual agreement to accommodate the parties progress as the research moves forward.

MANUFACTURING

    We intend to develop manufacturing relationships with established pharmaceutical manufacturers for the production of our electrostatic liposome products and tumor-targeting fusion protein products. Currently, all five of our electrostatic liposome products are produced at the Center for Advanced Drug Development at the University of Iowa Pharmacy School which we believe has sufficient production capabilities to satisfy our clinical trial needs through the end of clinical testing. While commercial production of LEP and LED is expected to be handled by Pharmacia, we have retained the right, under the terms of our agreement with Pharmacia, to supply any liposomal products if we can do so at lower cost.

    We have also entered into an exclusive supply agreement with Avanti Polar Lipids, Inc. providing for the manufacture and supply of synthetic cardiolipin, an important ingredient in our liposomal products. Under the terms of the agreement, Avanti has agreed to supply us with synthetic cardiolipin in an amount sufficient to commercialize our liposomal products. In addition, Avanti agreed not to sell synthetic cardiolipin to competing third parties. Unless terminated in accordance with its terms, the supply agreement will automatically renew for additional two year terms on and after the initial expiration date of May 1, 2008. If Avanti elects to terminate the manufacture of synthetic cardiolipin, we have the right to obtain a non-exclusive license from Avanti to allow us to continue the manufacture of synthetic cardiolipin.

    In addition, there are a number of FDA approved suppliers of raw materials used in our other products. There are also a number of facilities with FDA approved current Good Manufacturing Practices for contract manufacturing of our proposed products. We believe that, in the event of the termination of our existing sources for product supplies and manufacture, we will be able to enter into agreements with other suppliers or manufacturers on similar terms. However, we cannot assure you that there will be manufacturing capacity available to us at the time we are ready to manufacture our products.

PATENTS AND PROPRIETARY RIGHTS

    We have licenses to 16 United States patents or patent applications relating to LEP, LED, LE-AON, IL13-PE38 and SS1(dsFv)-PE38, and we own one pending United States application covering methods of administering LEP, for which we have received a notice of allowance. We have also filed applications in a number of foreign jurisdictions which are counterparts of our allowed United States applications. We believe all of our products under development are protected by patents owned or licensed to us.

    Patent protection is important to our business. The patent position of companies in the pharmaceutical field generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. Therefore, we cannot assure you that any patent applications relating to our products or processes will result in patents being issued, or that the resulting patents, if any, will provide protection against competitors who successfully challenge our patents, obtain patents that may have an adverse effect on our ability to conduct business, or are able to circumvent our patent position. It is possible that other parties have conducted or are conducting research and could make discoveries of compounds or processes that would precede any of our discoveries. Finally, we cannot assure you that others will not independently develop similar pharmaceutical products which will compete against ours or cause our products to become obsolete.

    Our competitive position is also dependent upon unpatented trade secrets. In an effort to protect our trade secrets, we have a policy of requiring our employees, scientific advisory board members, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of their relationship with us must be kept confidential, except in specified circumstances. However, we cannot assure you that these agreements will provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure of confidential information. Further, invention assignment agreements executed by scientific advisory board members, consultants and advisors may conflict with, or be subject to, the rights of third parties with whom such individuals have employment or consulting relationships. In addition, we cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, that such trade secrets will not be disclosed or that we can effectively protect our rights to unpatented trade secrets.

    We may be required to obtain licenses to patents or proprietary rights of others. We cannot assure you that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us or at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Litigation may be necessary to defend against claims of infringement, to assert claims of infringement to enforce patents issued to us or exclusively licensed to us, to protect trade secrets or know-how owned by us, or to determine the scope and validity of the proprietary rights of others. In addition, we may become involved in oppositions in foreign jurisdictions or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions with respect to our patent applications or those of our licensors. Litigation, opposition or interference proceedings could result in substantial costs to and diversion of effort by, and may have a material adverse impact on, us. In addition, we cannot assure you that our efforts in these proceedings will be successful.

GOVERNMENT REGULATION

    Regulation by governmental authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of our proposed products and in our ongoing research and product development activities. The nature and extent to which such regulation will apply to us will vary depending on the nature of any products developed. We anticipate that all of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with the appropriate federal statutes and regulations requires substantial time and financial resources. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any products developed by us, our ability to receive product revenues and our liquidity and capital resources.

    The development, manufacture, marketing and distribution of drug products is extensively regulated by the FDA in the U.S. and similar regulatory agencies in other countries. The steps ordinarily required before a new drug may be marketed in the U.S., which are similar to steps required in most other countries, include:

    - preclinical laboratory tests, preclinical studies in animals, formulation studies and the submission to the FDA of an investigational new drug application;

    - adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each type of cancer;

    - the submission of a new drug application to the FDA; and

    - FDA review and approval of the new drug application.

    Preclinical tests include laboratory evaluation of product chemistry toxicity and formulation, as well as animal studies. The results of preclinical testing are submitted to the FDA as part of an investigational new drug application. A 30-day waiting period after the filing of each investigational new drug application is required prior to the commencement of clinical testing in humans. At any time during this 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The investigational new drug application process may be extremely costly and substantially delay development of our products. Moreover, positive results of preclinical tests will not necessarily indicate positive results in subsequent clinical trials.

    Clinical trials to support new drug applications are typically conducted in three sequential phases, although the phases may overlap. During Phase I, clinical trials are conducted with a small number of subjects to assess metabolism, pharmacokinetics and pharmacological actions and safety, including side effects associated with increasing doses. Phase II usually involves studies in a limited patient population to:

    - assess the efficacy of the drug in specific, targeted indications;

    - assess dosage tolerance and optimal dosage; and

    - identify possible adverse effects and safety risks.

    If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical trial sites.

    After successful completion of the required clinical trials, a new drug application is generally submitted. The FDA may request additional information before accepting a new drug application for filing, in which case the application must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA reviews the application and responds to the applicant. FDA requests for additional information or clarification often significantly extends the review process. The FDA may refer the new drug application to an appropriate advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee.

    If the FDA evaluations of the new drug application and the manufacturing facilities are favorable, the FDA may issue an approval letter or an "approvable" letter. An approvable letter will usually contain a number of conditions that must be met in order to secure final approval of the new drug application and authorization of commercial marketing of the drug for certain indications. The FDA may also refuse to approve the new drug application or issue a "not approvable" letter outlining the deficiencies in the submission and often requiring additional testing or information.

    On November 21, 1997, President Clinton signed into law the Food and Drug Administration Modernization Act. That act codified the FDA's policy of granting "fast track" approval for cancer therapies and other therapies intended to treat severe or life threatening diseases and having potential to address unmet medical needs. Previously, the FDA approved cancer therapies primarily based on patient survival rates or data on improved quality of life. The FDA considered evidence of partial tumor shrinkage, while often part of the data relied on for approval, insufficient by itself to warrant approval of a cancer therapy, except in limited situations. Under the FDA's new policy, which became effective on February 19, 1998, the FDA has broadened authority to consider evidence of partial tumor shrinkage or other clinical outcomes for approval. This new policy is intended to facilitate the study of cancer therapies and shorten the total time for marketing approvals. We intend to take advantage of this policy; however, it is too early to tell what effect, if any, these provisions may have on the approval of our products.

    Under the Orphan Drug Act, the FDA may designate drug products as orphan drugs if there is no reasonable expectation of recovery of the costs of research and development from sales in the United States or if such drugs are intended to treat a rare disease or condition, which is defined as a disease or condition that affects less than 200,000 persons in the United States. If certain conditions are met, designation as an orphan drug confers upon the sponsor marketing exclusivity for seven years following FDA approval of the product, meaning that the FDA cannot approve another version of the "same" product for the same use during such seven year period unless the FDA finds that the sponsor is not able to supply adequate quantities of the drug. The market exclusivity provision does not, however, prevent the FDA from approving a different orphan drug for the same use or the same orphan drug for a different use. The Orphan Drug Act has been controversial, and many legislative proposals have from time to time been introduced in Congress to modify various aspects of the Orphan Drug Act, particularly the market exclusivity provisions. We cannot assure you that new legislation will not be introduced in the future that may adversely impact the availability or attractiveness of orphan drug status for any of our products.

    Sales outside the United States of products we develop will also be subject to regulatory requirements governing human clinical trials and marketing for drugs and biological products and devices. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources. In most cases, if the FDA has not approved a product for sale in the United States, the product may be exported for sale outside of the United States only if it has been approved in any one of the following countries: the European Union, Canada, Australia, New Zealand, Japan, Israel, Switzerland and South Africa. There are specific FDA regulations that govern this process.

    We are also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the our research work. We cannot accurately predict the extent of government regulation that might result from future legislation or administrative action.

PRODUCT LIABILITY AND INSURANCE

    Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. We do not have any product liability insurance at this time. Although we plan to obtain product liability insurance when and if our products become commercially viable, we don't know if we will be able to obtain or maintain this insurance on acceptable terms or that any insurance we obtain will provide adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage we obtain could have a material adverse effect on our business, financial condition or results of operations.

COMPETITION

    Competition in the discovery and development of methods for treating cancer is intense. Numerous pharmaceutical, biotechnology and medical companies and academic and research institutions in the United States and elsewhere are engaged in the discovery, development, marketing and sale of products for the treatment of cancer. These include surgical approaches, new pharmaceutical products and new biologically derived products. We expect to encounter significant competition for the principal pharmaceutical products we plan to develop. Companies that complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before their competitors may achieve a significant competitive advantage. A number of pharmaceutical companies are developing new products for the treatment of the same diseases being targeted by us. In some instances, our competitors already have products in clinical trials. In addition, certain pharmaceutical companies are currently marketing drugs for the treatment of the same diseases being targeted by us and may also be developing new drugs to address these disorders.

    We believe that our competitive success will be based on our ability to:

    - create and maintain scientifically advanced technology;

    - develop proprietary products;

    - attract and retain scientific personnel;

    - obtain patent or other protection for our products;

    - obtain required regulatory approvals;

    - obtain orphan drug status for certain products; and

    - manufacture and successfully market our products either independently or through outside parties.

Many of our competitors have substantially greater financial, clinical testing, regulatory compliance, manufacturing, marketing, human and other resources. Our competitors include Bristol-Myers Squibb Company, ELAN Corporation plc., ALZA Corporation and Gilead Sciences, Inc. In addition, we will continue to seek licenses with respect to key technologies related to our fields of interest and may face competition with respect to such efforts.

HUMAN RESOURCES

    As of August 1, 2000, we had seven full-time employees and consulting arrangements with 11 consultants. In connection with our agreements with Georgetown University, 15 Georgetown employees work on the research and development of our products in two of Georgetown's labs. None of our employees or consultants are represented by a collective bargaining arrangement, and we believe our relationship with our employees and consultants is good. We intend to continue to retain consultants and to add personnel as our business strategy is implemented.

SCIENTIFIC ADVISORY BOARD

    The following table lists the members of our Scientific Advisory Board and their principal positions:

NAME                                                       PRINCIPAL POSITION(S)
----                                           ---------------------------------------------
William Bradner, Ph.D........................  Consultant in research and development of cancer therapeutics.

Bernard A. Fox, Ph.D.........................  Chief of the Laboratory of Molecular and
                                               Tumor Immunology, of the Robert W. Franz
                                               Cancer Research Center, at the Earle A.
                                               Chiles Research Institute, and Associate
                                               Professor of Molecular Microbiology and
                                               Immunology at Oregon Health Sciences
                                               University, and of Biochemistry and Molecular
                                               Biology at the Oregon Graduate Institute of
                                               Science and Technology.

Timothy J. Kinsella, M.D.....................  Professor and Chairman of the Department of
                                               Human Oncology, University of Wisconsin
                                               Medical School and Deputy Director of the
                                               University of Wisconsin Clinical Cancer
                                               Center, Madison, Wisconsin.

Theodore S. Lawrence, M.D., Ph.D.............  Associate Professor in the Department of
                                               Radiation Oncology at the University of
                                               Michigan Medical Center.

Harvey D. Preisler, M.D......................  Director of the Rush Cancer Institute and
                                               Professor of Medicine at Rush Medical Center,
                                               Chicago, Illinois.

Ralph R. Weichselbaum, M.D...................  Professor and Chairman of the Department of
                                               Radiation and Cellular Oncology, University
                                               of Chicago.

Alfred Yung, M.D.............................  Professor of Neurology and Deputy Chairman in
                                               the Department of Neuro-Oncology and Tumor
                                               Biology at the University of Texas M.D.
                                               Anderson Cancer Center.

Michael D. Prados, M.D., FACP................  Professor and Chief, Neuro-Oncology Service,
                                               University of California, San Francisco,
                                               California.

Joseph Treat, M.D............................  Professor of Medicine, Department of
                                               Medicine, Division of Hematology/Oncology at
                                               MCP-Hahnemann University Hospital,
                                               Philadelphia, Pennsylvania.

FACILITIES

    Our administrative offices are located in approximately 2,158 square feet of subleased office space in Bannockburn, Illinois. This subleased space is provided to us at a market rate by Option Care, Inc., which is affiliated with the chairman of our board of directors.

LEGAL PROCEEDINGS

    We are not a party to any material litigation or other legal proceedings.

                                   MANAGEMENT

    Our directors and executive officers, their positions and ages as of June 30, 2000 are as follows:

                                                                                                  POSITION
                                                                                                    HELD
NAME                                  AGE                          POSITION                        SINCE
----                                --------   ------------------------------------------------   --------
John N. Kapoor, Ph.D.(2)..........     56      Director, Chairman of the Board                      1990
James M. Hussey...................     41      President, Chief Executive Officer, and Director     1998
Erick E. Hanson(1) (2)............     53      Director                                             1997
Sander A. Flaum(1) (2)............     63      Director                                             1998
Matthew P. Rogan, M.D.............     54      Director                                             2000
Kaveh T. Safavi, M.D., J.D........     40      Director                                             2000
Aquilur Rahman, Ph.D..............     57      Chief Scientific Officer                             1990
Kevin M. Harris...................     39      Chief Financial Officer                              1998
Lewis Strauss, M.D................     49      Vice President, Chief Medical Officer                1998

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    All directors hold office until the next annual meeting of the stockholders and until their successors are duly elected. Officers are appointed to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

    JOHN N. KAPOOR, PH.D., Chairman of the Board of Directors, joined us in July 1990 as a member of our board of directors. Prior to forming us, Dr. Kapoor formed EJ Financial Enterprises, Inc., a health care consulting and investment company, in March 1990, of which Dr. Kapoor is currently President. Dr. Kapoor is presently Chairman of Option Care, Inc., a provider of home health care services, Chairman of Akorn, Inc., a manufacturer, distributor and marketer of generic ophthalmic products, a director of Introgen Therapeutics, Inc., a gene therapy company, a director of First Horizon Pharmaceuticals, Inc., a distributor of pharmaceuticals, and a director of Integrated Surgical Systems, Inc., a manufacturer and distributor of robotic surgical products. Dr. Kapoor received his Ph.D. in medicinal chemistry from the State University of New York in 1970 and a B.S. in pharmacy from Bombay University in India.

    JAMES M. HUSSEY joined us in March 1998 as our President, Chief Executive Officer, and a member of the board of directors. Mr. Hussey was previously the Chief Executive Officer of Physicians Quality Care, a managed care organization from 1994 to January, 1998. Previous to that, Mr. Hussey held several positions with Bristol-Myers Squibb Company from 1984 to 1994, most recently as the General Manager Midwest Integrated Regional Business Unit. Mr. Hussey is currently a director of Option Care, Inc., a provider of home health care services. Mr. Hussey received a B.S. from the College of Pharmacy at Butler University and an M.B.A. from the University of Illinois.

    ERICK E. HANSON joined us as a Director in April 1997. Mr. Hanson is currently President of Hanson and Associates, a consulting firm working with venture capital companies. Previously, Mr. Hanson served as President and Chief Executive Officer of Option Care, Inc., a provider of home health care services. Prior to joining Option Care, Inc. Mr. Hanson held a variety of positions with Caremark, Inc., including from 1991-1995, Vice President Sales and Marketing. Mr. Hanson served as President and Chief Operating Officer of Clinical
Partners, Inc. in Boston, MA, from 1989-1991 and prior to 1989 was associated with Blue Cross and Blue Shield of Indiana for over twenty years. Mr. Hanson presently serves on the Board of Directors for Condell Medical Centers and Integrity Healthcare, Inc., a home healthcare provider.

    SANDER A. FLAUM joined us as a Director in July 1998. Mr. Flaum is President and Chief Executive Officer of Robert A. Becker EURO/RSCG, a marketing and advertising company. Prior to becoming

President of Robert A. Becker, Mr. Flaum was Executive Vice President of Kleinter Advertising and prior to that served as Marketing Director of Lederle Laboratories, a division of American Cyanamid where he was employed from 1965-1984.

    DR. MATTHEW P. ROGAN is President and CEO of Unicorn Pharma Consulting, Inc., a provider of customized pharmaceutical and biotechnology medical services. From 1997 to 1999, Dr. Rogan was Vice President, Medical Affairs for Sanofi Pharmaceuticals in the United States. Prior to joining Sanofi, Dr. Rogan served as Senior Medical Director, Medical Affairs for Zeneca Pharmaceuticals from 1996-1997 and was director of Clinical Support at Burroughs Wellcome from 1993-1995. Prior to 1993, Dr. Rogan held senior positions with Bristol-Myers Squibb. Dr. Rogan is a Diplomate of the American Board of Pediatrics, a Fellow of the American Academy of Pediatrics and a member of the American Academy of Pharmaceutical Physicians.

    DR. KAVEH T. SAFAVI is Vice President of Business and Strategic Development for Alexian Brothers of Illinois, Inc., a multi-hospital health system in metropolitan Chicago, Illinois. Prior to assuming his current position in January 2000, Dr. Safavi served as Vice President, Medical Affairs for United Healthcare of Illinois, Inc., a large managed care organization from 1996 to 1999 and served as President of Health Springs Medical Group of Illinois, a primary care group practice and physician practice management company from 1993 to 1995. Dr. Safavi is board certified in Internal Medicine and Pediatrics and is licensed to practice law in the State of Illinois.

    AQUILUR RAHMAN, PH.D., joined us as Chief Scientific Officer and as a member of the board of directors in July 1990, although he elected not to stand for re-election to the board at our most recent annual meeting of stockholders.
Dr. Rahman joined us on a full time basis in March 1996. Dr. Rahman is currently adjunct professor of radiology and was an associate professor of pathology and pharmacology at Georgetown University until March 1996. Dr. Rahman has more than 15 years of research experience in developing methods of chemotherapy treatment for cancer. Dr. Rahman received his Masters of Science in Biochemistry from the University of Dacca (Bangladesh) in 1964 and his Ph.D. in Pharmaceutics from the University of Strathclyde (Glasgow, U.K.) in 1972.

    KEVIN M. HARRIS joined us in June 1998 as our Chief Financial Officer and Secretary. Mr. Harris is also Director of Taxes and Planning at EJ Financial Enterprises, Inc. a health care consulting and investment Company. Prior to joining EJ Financial Enterprises in 1997, Mr. Harris was Vice-President of Finance of Duo-Fast Corporation. Previously, Mr. Harris worked eleven years in public accounting, including six years with Arthur Andersen & Company.
Mr. Harris received a B.Sc. in accounting from Illinois State University in 1983 and a M.S. from DePaul University in 1988. Mr. Harris is a Certified Public Accountant and a Certified Financial Planner.

    LEWIS STRAUSS, M.D., joined us as Chief Medical Officer, in April 1998. After completing his medical training at Cornell Medical College and his pediatric residency at The John Hopkins School of Medicine in Baltimore,
Dr. Strauss served as a Pediatric Oncologist at John Hopkins Oncology Center (1980-1991) and at Northwestern University (1991-1997).

    John N. Kapoor, PhD., one of our directors and a principle stockholder, was previously the Chairman and President of Lyphomed, Inc. Fujisawa Pharmaceutical Co., Ltd. was a major stockholder of Lyphomed from the mid-1980's until 1990, at which time Fujisawa completed a tender offer for the remaining shares of Lyphomed, including the shares held by Dr. Kapoor. In 1992, Fujisawa filed suit in federal District Court in Illinois against Dr. Kapoor alleging that between 1980 and 1986, Lyphomed filed a large number of allegedly fraudulent new drug applications with the FDA, and that Dr. Kapoor's failure to make certain disclosures to Fujisawa constituted a violation of federal securities laws and the Racketeer Influenced and Corrupt Organizations Act. Fujisawa also alleged state law claims. Dr. Kapoor countersued, and in 1999, the litigation was settled on terms mutually acceptable to the parties. The terms of the settlement are subject to a confidentiality agreement.

    Officers serve at the discretion of the board of directors. There are no family relationships between any of our directors or executive officers.

                       PRINCIPAL AND SELLING STOCKHOLDER

    The following table sets forth certain information regarding the beneficial ownership of common stock as of August 1, 2000 and as adjusted to reflect the completion of this offering by:

    - each of our directors and executive officers,

    - all of our directors and executive officers as a group,

    - each person who is known by us to own beneficially more than five percent of the outstanding shares of the common stock.

    Percentage of shares beneficially owned is based on 11,145,980 shares of common stock outstanding as of August 1, 2000 and 13,945,980 shares of common stock to be outstanding upon consummation of this offering. Unless otherwise noted, each person's address is in care of NeoPharm, Inc., 100 Corporate North, Suite 215, Bannockburn, Illinois 60015.

                                        SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                               OWNED                                    OWNED
                                       PRIOR TO THE OFFERING     NUMBER OF       AFTER THE OFFERING
                                      -----------------------   SHARES BEING   -----------------------
NAME                                     NUMBER      PERCENT      OFFERED        NUMBER      PERCENT
----                                  ------------   --------   ------------   ----------   ----------
John N. Kapoor, Ph.D................  3,996,410(1)    35.77%            --     3,996,410      28.61%

Aquilur Rahman, Ph.D................    925,540(2)     8.26        200,000       725,540       5.18

John P. Curran......................    774,465(3)     6.95             --       774,465       5.55

First Union Corporation.............    622,500(4)     5.58             --       622,500       4.46

James M. Hussey.....................    299,073(5)     2.63             --       299,073       2.11

Lewis Strauss, M.D..................     46,118(6)        *             --        46,118          *

Kevin M. Harris.....................     13,876(7)        *             --        28,876          *

Erick E. Hanson.....................      5,000(8)        *             --         5,000          *

Sander A. Flaum.....................     12,000(8)        *             --        12,000          *

Matthew P. Rogan....................          0           *             --             0          *

Kaveh T. Safavi.....................          0           *             --             0          *

All Directors and Executive Officers
  as a Group (9 persons)............  5,298,017       46.00%       200,000     5,098,017      35.61%

------------------------

*   Less than 1%

 (1) Includes 25,000 shares that may be acquired pursuant to options exercisable as of August 1, 2000 or that will become exercisable within 60 days of August 1, 2000, 906,422 shares held by the John N. Kapoor Trust, dated 9/20/89 (the "JNK Trust"), of which Dr. Kapoor is the sole trustee and sole beneficiary and 904,812 shares held by EJ Financial/NEO Management, L.P. (the "Limited Partnership") of which John N. Kapoor is Managing General Partner. The address of the Trust and the Limited Partnership is 225 East Deerpath, Suite 250, Lake Forest, Illinois 60045 The amount shown also includes: 300,000 shares which are held by the John N. Kapoor Charitable Trust (the "Charitable Trust"), of which Dr. Kapoor and his spouse are co-trustees; 1,549,687 shares of common stock which are owned by the John
     N. Kapoor 1994-A Annuity Trust (the "Annuity Trust") of which the sole trustee is Editha Kapoor, Dr. Kapoor's spouse; and 310,848 shares which are owned by four trusts which have been established for Dr. Kapoor's children (the "Children's Trusts") of which the sole trustee is Editha Kapoor. Dr. Kapoor does not have or share voting, investment or dispositive power with respect to the shares owned by the Annuity Trust or the Children's Trusts and Dr. Kapoor disclaims beneficial ownership of these shares as well as the shares held by the Charitable Trust.

 (2) Includes 60,000 shares that may be acquired pursuant to options exercisable as of August 1, 2000 or that will become exercisable within 60 days of August 1, 2000. Dr. Rahman holds the position of Chief Scientific Officer and has been a member of our board of directors until June of this year.

 (3) Includes 584,000 shares of Common Stock which are held by Curran Partners, L.P., of which John Curran is general partner. The address for Curran Partners and John P. Curran is 237 Park Avenue, New York, N.Y. 10017.

 (4) The address of First Union Corporation is One First Union Center, Charlotte, N.C. 28288.

 (5) Includes 235,000 shares that may be acquired pursuant to options exercisable as of August 1, 2000 or that will become exercisable within 60 days of August 1, 2000.

 (6) Includes 30,000 shares that may be acquired pursuant to options exercisable as of August 1, 2000 or that will become exercisable within 60 days of August 1, 2000.

 (7) Includes 26,000 shares that may be acquired pursuant to options exercisable as of August 1, 2000 or that will become exercisable within 60 days of August 1, 2000.

 (8) Includes 5,000 shares that may be acquired pursuant to options exercisable as of August 1, 2000 or that will become exercisable within 60 days of August 1, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On June 19, 2000, we entered into a consulting agreement with Unicorn Pharma Consulting, Inc. and Unicorn's principal owner, Dr. Matthew P. Rogan. Dr. Rogan was elected to our board of directors at the June 2000 annual meeting of stockholders. Under the terms of the consulting agreement, Dr. Rogan will assist our Chief Scientific Officer by providing, among other specifically-enumerated services: guidance regarding clinical development of our products; recommendations with respect to a medical infrastructure to conduct our clinical plan; and assistance in the identification and recruitment of professional staff. Dr. Rogan has also agreed to serve as our chief scientific officer, on an interim basis, should the need arise. Under the terms of the consulting agreement, which has an initial term of six months, and automatically renews for successive one-month periods unless terminated by either party, Unicorn will receive $5,000 per week in return for Dr. Rogan's services. Either party may terminate the consulting agreement upon seven days prior written notice.

    In November 1997, we relocated our principal corporate office to space subleased from Option Care Inc. Mr. Hanson, one of our directors, was formerly President, CEO and a director of Option Care Inc. In addition, Dr. Kapoor, Chairman of our board of directors, is a director and principal shareholder of Option Care Inc. Dr. Kapoor holds approximately 51.9% of the outstanding shares of Option Care Inc. The sublease was negotiated at arms length and during 1999 we expensed approximately $33,025 for rent under the Option Care sublease. The lease term is month to month and at the present time we are negotiating a new lease with an unrelated third party which, if a lease is signed, would result in our relocating our principal office.

    Messrs. John N. Kapoor and Kevin M. Harris, who each hold executive positions with us, are also associated with EJ Financial Enterprises, Inc., a health care investment firm which is wholly owned by John N. Kapoor, and therefore will have conflicts of interest in allocating their time among various business activities and may have legal obligations to multiple entities. On
July 1, 1994, we entered into a consulting agreement with EJ Financial. The consulting agreement provides that we will pay EJ Financial $125,000 per year (paid quarterly) for certain business and financial services, including having certain officers of EJ Financial serve as our officers. EJ Financial is involved in the management of health care companies in various fields, and Messrs. Kapoor and Harris are involved in various capacities with the management and operation of these companies. The John N. Kapoor Trust, dated September 20, 1989, the beneficiary of which is Dr. John Kapoor, is a principal shareholder of each of these companies and us. The John N. Kapoor Trust and other entities controlled by or affiliated with John N. Kapoor beneficially own approximately 36% of our outstanding shares of common stock, prior to this offering.

    Effective January 1, 2000, Mr. Harris, our Chief Financial Officer, is paid $20,000 per quarter pursuant to a consulting arrangement and will receive up to 25,000 stock options per year based on the attainment of milestones established by the Board at the beginning of the fiscal year. Mr. Harris is also the Director of Taxes and Planning of EJ Financial. Accordingly, Mr. Harris will not devote all of his working hours to our affairs. In addition, EJ Financial is involved with other companies in the cancer field. Although these companies are pursuing different therapeutic approaches for the treatment of cancer, discoveries made by one or more of these companies could render our products less competitive or obsolete.

    Two of our key products have been obtained under license agreements with Georgetown University. Dr. Aquilur Rahman, currently our Chief Scientific Officer, was formerly an associate professor of pathology and pharmacology at Georgetown University. While employed by Georgetown, Dr. Rahman entered into an agreement with Georgetown relating to the ownership of inventions and other intellectual property developed while in Georgetown's employ. This relationship may pose a conflict of interest for Dr. Rahman. As part of his agreement with Georgetown University, Dr. Rahman has advised us that Georgetown University may share with him payments which Georgetown receives from us under our license agreements with Georgetown. While there were no royalty payments to Georgetown University by us in 1999, as a result of our entering into a license agreement with Pharmacia in February 1999, a payment of $800,000 was made to Georgetown University. Additionally, if regulatory approval is obtained in the future for LED and LEP, royalty payments, which could be substantial, would be made by us to Georgetown, a portion of which may be paid to Dr. Rahman.

    We have adopted a policy whereby any transactions between us and our officers, directors, principal stockholders and any affiliates of the foregoing persons will be on terms no less favorable to us than could reasonably be obtained in arm's length transactions with independent third parties, and that any such transactions also be approved by a majority of our disinterested outside directors.

                          DESCRIPTION OF CAPITAL STOCK

    The following is a description of the material terms of our capital stock and charter documents. While complete in material respects, this description is nonetheless a summary and is qualified in each instance by reference to the full text of these documents.

    Our certificate of incorporation currently authorizes 15,000,000 shares of common stock, $0.0002145 par value. Prior to the consummation of this offering, we will file an amended and restated certificate of incorporation increasing our authorized common stock to 25,000,000 shares.

COMMON STOCK

    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to any outstanding preferred stock preference, the holders of our common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for such dividends. We have never declared a dividend and do not anticipate doing so. Subject to any outstanding preferred stock preference, in the event of a liquidation, dissolution or winding up of us, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities. Holders of our common stock have no preemptive rights and no right to convert their shares of common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All the outstanding shares of our common stock are validly issued, fully paid and nonassessable.

OPTIONS

    We have granted options to purchase our common stock to employees and certain non-employees under our employee stock option plans. As of August 1, 2000, there were 1,338,608 options outstanding, of which 576,268 were vested and exercisable, and 1,214,665 shares reserved for future issuance under our plans.

REGISTRATION RIGHTS

    We have granted Pharmacia certain registration rights regarding the shares of common stock that it acquired pursuant to its license agreement with us. Specifically, upon a request being made by the holders of two-thirds of the shares issued to Pharmacia, we are required to register, at our expense, the number of shares of common stock for which the request has been made. Pharmacia may also exercise rights to have such registrable common stock registered at any time that we file a registration statement for other shares of our common stock. However, Pharmacia has waived its rights to exercise these registration rights in connection with this offering.

DELAWARE LAW

    We are subject to Section 203 of the Delaware General Corporation Law, which prevents an "interested stockholder," defined as a person who owns or within three years did own 15% or more of a corporation's outstanding voting stock, from engaging in a business combination with a publicly-held Delaware corporation for three years following the date that person became an interested stockholder. An exception is made where the business combination is approved in a prescribed manner. A corporation may, at its option, elect to exempt itself from Section 203 by amending it certificate of incorporation or bylaws by action of its stockholders. We did not elect to exempt ourselves.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. Our bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. We have entered into indemnification agreements with our officers and directors containing provisions which are, in some respects, broader than the specific indemnification provisions contained in Delaware law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. We believe that these agreements are necessary to attract and retain qualified persons as directors and officers.

    Section 145 of the Delaware law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation. The corporation may indemnify a director, officer, employee or agent expenses actually and reasonable incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of our certificate of incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions and agreements, we have been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    TRANSFER AGENT

    The transfer agent for our common stock is Computershares Limited.

                                  UNDERWRITING

    We and the selling stockholder have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated and U.S. Bancorp Piper Jaffray Inc. are acting as representatives. We and the selling stockholder are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Subject to certain conditions of the underwriting agreement, each underwriter has severally agreed to purchase the shares indicated opposite its name:

                                                                 NUMBER
UNDERWRITERS                                                    OF SHARES
------------                                                    ---------
Prudential Securities Incorporated..........................
U.S. Bancorp Piper Jaffray Inc..............................
                                                                ---------
    Total...................................................   3,000,000
                                                                =========

    The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, an over-allotment option to purchase up to 450,000 additional shares from us. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as per the table above.

    The representatives of the underwriters have advised us and the selling stockholder that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may allow to
selected dealers a concession not in excess of $      per share and such dealers
may reallow a concession not in excess of $      per share to certain other
dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions.

    We and the selling stockholder have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                                        TOTAL FEES
                                                       ---------------------------------------------
                                              FEE       WITHOUT EXERCISE OF      FULL EXERCISE OF
                                           PER SHARE   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                           ---------   ---------------------   ---------------------
Fees paid by us..........................   $            $                      $
Fees paid by the selling stockholder.....   $            $                      $

    In addition, we estimate that we will spend approximately $320,000 in expenses for this offering. The selling stockholder will pay his own expenses for this offering. We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

    We, our officers and directors and certain stockholders, including the selling stockholder, have entered into lock-up agreements under which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 90 days from the date of this prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the underwriters. Prudential Securities Incorporated may, at any time and without notice, waive the term of these lock-up agreements specified in the underwriting agreement.

    Prudential Securities Incorporated, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

    - Create a syndicate short position by making short sales of our common stock and may purchase our common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. Short sales can be either "covered" or "naked". "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. "Naked" short sales are sales in excess of the over-allotment option. A "naked" short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Stabilizing and short covering. Stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. Prudential Securities Incorporated, on behalf of the underwriters, may close out any covered short position by either exercising the over-allotment option or purchasing shares in the open market and must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, Prudential Securities Incorporated, on behalf of the underwriters, will consider, among other things, the price of shares available for purchase in the open market as compared to the price shares may be purchased through the over-allotment option. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

    - Penalty bids permitting the representatives to reclaim concessions from a syndicate member of the shares purchased in the stabilizing or short covering transactions.

    Such activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Also, prior to the pricing of the shares and until such time when a stabilizing bid may have been made, some or all of the underwriters who are market makers in the shares may make bids for or purchases of shares subject to certain restrictions, known as passive market making activities.

    Each underwriter has represented that it has compiled and will comply with all applicable laws and regulations in connection the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

    - the Public Offers of Securities Regulations 1995;

    - the Financial Services Act 1986; and

    - the Financial Services Act 1986, (Investment Advertisements) (Exemptions) order 1996 (as amended).

    Prudential Securities incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor(SM), a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

    The validity of the issuance of the Shares offered hereby will be passed upon for us and the selling stockholder by Burke, Warren, MacKay & Serritella, P.C., Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

    The financial statements and schedules included (incorporated by reference) in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts (or, as experts in accounting and auditing) in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including us) may be found.

    This prospectus is part of a registration statement on Form S-3 that we
filed with the SEC (Registration No. 333-            ). The registration
statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

    - Our Annual Report on Form 10-K for the fiscal year ended December 31,
      1999;

    - Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000; and

    - Our Proxy Statement, dated April 28, 2000, in connection with our June 8, 2000 Annual Meeting of Stockholders.

    You may request a copy of these documents, at no cost to you, by writing or telephoning us at:

                                 NeoPharm, Inc.
                         100 Corporate North, Suite 215
                          Bannockburn, Illinois 60015
                           Attention: James M. Hussey
                            Telephone: 847-295-8678

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              --------
Report of Arthur Andersen LLP, Independent Public
  Accountants...............................................     F-2
Balance Sheets..............................................     F-3
Statements of Operations....................................     F-4
Statement of Stockholders' Equity/(Deficit).................     F-5
Statements of Cash Flows....................................     F-6
Notes to Financial Statements...............................     F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of NeoPharm, Inc.:

    We have audited the accompanying balance sheets of NeoPharm, Inc. (a Delaware corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeoPharm, Inc. as of December 31, 1998 and 1999, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
March 13, 2000

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                                 BALANCE SHEETS

                                                               DECEMBER 31,           JUNE 30,
                                                         -------------------------   -----------
                                                            1998          1999          2000
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................  $    40,681   $24,664,567   $25,296,283
  Other receivables....................................           --        76,007        49,079
  Tax refund receivable................................           --       126,000       126,000
  Prepaid expenses.....................................           --       118,800       357,059
  Deferred taxes (Note 5)..............................    1,640,000            --            --
                                                         -----------   -----------   -----------
    Total current assets...............................  $ 1,680,681   $24,985,374   $25,828,421

Equipment and furniture:
  Equipment............................................       82,690        85,447        87,004
  Furniture............................................       78,877        80,210        80,210
  Less accumulated depreciation........................      (60,700)      (99,283)     (111,166)
                                                         -----------   -----------   -----------
    Total equipment and furniture, net.................      100,867        66,374        56,048
                                                         -----------   -----------   -----------
    Total assets.......................................  $ 1,781,548   $25,051,748   $25,884,469
                                                         ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Obligations under research agreements................  $   260,000   $    68,333   $   148,333
  Accounts payable.....................................      275,926       567,357       176,569
  Accrued compensation.................................       67,500       296,000       121,690
  Other accrued expenses...............................           --       115,000        65,325
                                                         -----------   -----------   -----------
    Total current liabilities..........................  $   603,426   $ 1,046,690   $   511,917
                                                         -----------   -----------   -----------
Stockholders' equity:
  Common stock, $.0002145 par value; 15,000,000 shares
    authorized, 8,341,779, 11,028,617 and 11,144,432
    shares issued and outstanding as of December 31,
    1998, December 31, 1999 and June 30, 2000,
    respectively.......................................        1,789         2,366         2,391
  Additional paid-in capital...........................    6,637,378    25,709,261    26,119,645
  Accumulated deficit..................................   (5,461,045)   (1,706,569)     (749,484)
                                                         -----------   -----------   -----------
    Total stockholders' equity.........................  $ 1,178,122   $24,005,058   $25,372,552
                                                         -----------   -----------   -----------
    Total liabilities and stockholders' equity.........  $ 1,781,548   $25,051,748   $25,884,469
                                                         ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these financial statements.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                            STATEMENTS OF OPERATIONS

                                          FOR THE YEARS ENDED             FOR THE SIX MONTHS ENDED
                                             DECEMBER 31,                         JUNE 30,
                                ---------------------------------------   -------------------------
                                   1997          1998          1999          1999          2000
                                -----------   -----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)
Revenues......................  $   550,000   $        --   $11,000,000   $ 9,000,000   $ 3,000,000
                                -----------   -----------   -----------   -----------   -----------
Expenses:
Research and development......      712,007     1,119,524     2,375,458     1,037,220     1,337,385
General and administrative....    1,367,486     1,655,469     2,413,901     1,082,745     1,204,009
Related party expenses (Note
  8)..........................      702,685       527,482     1,416,547       997,710       308,580
                                -----------   -----------   -----------   -----------   -----------
  Total expenses..............    2,782,178     3,302,475     6,205,906     3,117,675     2,849,974
                                -----------   -----------   -----------   -----------   -----------
Income/(loss) from
  operations..................   (2,232,178)   (3,302,475)    4,794,094     5,882,325       150,026
Interest income...............      210,501        88,752       626,508        98,595       807,059
Interest expense..............           --            --         2,126         2,126            --
                                -----------   -----------   -----------   -----------   -----------
Interest income
  -net........................      210,501        88,752       624,382        96,469       807,059
                                -----------   -----------   -----------   -----------   -----------
Income/(loss) before income
  taxes.......................  $(2,021,677)  $(3,213,723)  $ 5,418,476   $ 5,978,794   $   957,085
Income taxes
  (benefit)/expense...........           --    (1,640,000)    1,664,000     2,392,000            --
                                -----------   -----------   -----------   -----------   -----------
Net income/(loss).............  $(2,021,677)  $(1,573,723)  $ 3,754,476   $ 3,586,794   $   957,085
                                -----------   -----------   -----------   -----------   -----------
Net income/(loss) per share
  Basic.......................  $     (0.25)  $     (0.19)  $      0.39   $      0.43   $      0.09
  Diluted.....................  $     (0.25)  $     (0.19)  $      0.34   $      0.31   $      0.08

Weighted average shares
  outstanding
  Basic.......................    8,146,746     8,213,980     9,567,661     8,438,570    11,092,602
  Diluted.....................    8,939,143     8,757,187    11,155,092    11,552,102    11,902,365

  The accompanying notes to financial statements are an integral part of these financial statements.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                  STATEMENT OF STOCKHOLDERS' EQUITY/(DEFICIT)

                                                         ADDITIONAL                              TOTAL
                               COMMON STOCK     PAR        PAID-IN                           STOCKHOLDERS'
                                  SHARES       VALUE       CAPITAL     ACCUMULATED DEFICIT      EQUITY
                               ------------   --------   -----------   -------------------   -------------
Balance at December 31,
  1996.......................    8,130,268     $1,744    $ 5,890,078       $(1,865,645)      $  4,026,177
                               -----------     ------    -----------       -----------       ------------
Issuance of stock pursuant to
  exercise of stock
  options....................       55,542         12        175,166                --            175,178
Issuance of stock pursuant to
  restricted stock grants....       10,000          2         48,748                --             48,750
Net loss.....................           --         --             --        (2,021,677)        (2,021,677)
Issuance of options to non-
  employees..................           --         --        145,644                --            145,644
                               -----------     ------    -----------       -----------       ------------
Balance at December 31,
  1997.......................    8,195,810     $1,758    $ 6,259,636       $(3,887,322)      $  2,374,072
                               -----------     ------    -----------       -----------       ------------
Issuance of stock pursuant to
  exercise of stock
  options....................       22,500          5         82,339                --             82,344
Issuance of stock pursuant to
  restricted stock grants....       74,235         16        263,109                --            263,125
Exercise of warrants.........       49,234         10            (10)               --                 --
Net loss.....................           --         --             --        (1,573,723)        (1,573,723)
Issuance of options to non-
  employees..................           --         --         32,304                --             32,304
                               -----------     ------    -----------       -----------       ------------
Balance at December 31,
  1998.......................    8,341,779     $1,789    $ 6,637,378       $(5,461,045)      $  1,178,122
                               -----------     ------    -----------       -----------       ------------
Issuance of stock pursuant to
  exercise of stock
  options....................      356,000         76      1,495,424                --          1,495,500
Issuance of stock pursuant to
  restricted stock grants....        5,372          1         79,826                --             79,827
Issuance of stock to
  Pharmacia & Upjohn.........      452,861         97      7,999,903                --          8,000,000
Exercise of warrants.........    1,872,605        403      9,073,983                --          9,074,386
Net income...................           --         --             --         3,754,476          3,754,476
Issuance of options to non-
  employees..................           --         --        422,747                --            422,747
                               -----------     ------    -----------       -----------       ------------
Balance at December 31,
  1999.......................   11,028,617     $2,366    $25,709,261       $(1,706,569)      $ 24,005,058
                               -----------     ------    -----------       -----------       ------------
Issuance of stock pursuant to
  exercise of stock
  options....................       45,916         10        203,677                --            203,687
Issuance of stock pursuant to
  restricted stock grants....        2,480          1         49,609                --             49,610
Exercise of warrants.........       67,419         14            (14)               --                 --
Net income...................           --         --             --           957,085            957,085
Issuance of options to non-
  employees..................           --         --        157,112                --            157,112
                               -----------     ------    -----------       -----------       ------------
Balance at June 30, 2000
  (Unaudited)................   11,144,432     $2,391    $26,119,645       $  (749,484)      $ 25,372,552
                               -----------     ------    -----------       -----------       ------------

  The accompanying notes to financial statements are an integral part of these financial statements.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                              FOR THE YEARS ENDED              FOR THE SIX MONTHS ENDED
                                                 DECEMBER 31,                          JUNE 30,
                                    ---------------------------------------   --------------------------
                                       1997          1998          1999          1999           2000
                                    -----------   -----------   -----------   -----------   ------------
                                                                                     (UNAUDITED)
Cash flows provided by/(used in)
  operating activities:
Net income/(loss).................  $(2,021,677)  $(1,573,723)  $ 3,754,476   $ 3,586,794   $    957,085
Adjustments to reconcile net
  income/ (loss) to net cash
  provided by/(used in) operating
  activities:
Depreciation and amortization.....        6,727        27,145        38,583        18,000         11,883
Deferred income taxes.............           --    (1,640,000)    1,640,000     2,317,000             --
Compensation expense from non-
  employee stock options..........      145,644        32,304       422,747            --        157,112
Restricted stock grants in lieu of
  cash compensation...............       48,750       263,125        79,827            --         49,610
(Increase)/decrease in other
  assets..........................      (52,634)       52,634      (320,807)     (195,137)      (211,331)
(Decrease)/Increase in accounts
  payable and accrued
  liabilities.....................       14,396       122,999       443,264        99,391       (534,773)
                                    -----------   -----------   -----------   -----------   ------------
  Net cash and cash equivalents
    provided by/(used in)
    operating activities..........   (1,858,794)   (2,715,516)    6,058,090     5,826,048        429,586
                                    -----------   -----------   -----------   -----------   ------------
Cash flows used in investing
  activities:
Purchase of equipment and
  furniture.......................      (18,728)     (102,844)       (4,090)       (2,757)        (1,557)
                                    -----------   -----------   -----------   -----------   ------------
Net cash and cash equivalents used
  in investing activities.........      (18,728)     (102,844)       (4,090)       (2,757)        (1,557)
                                    -----------   -----------   -----------   -----------   ------------
Cash flows provided by financing
  activities:
Proceeds from issuance of common
  stock...........................      175,178        82,344     9,495,500       183,750        203,687
Proceeds from exercise of
  warrants........................           --            --     9,074,386       171,790             --
Cashless exercise of warrants,
  charge..........................           --      (484,955)   (1,074,208)   (1,074,208)    (1,844,314)
Cashless exercise of warrants,
  proceeds........................           --       484,955     1,074,208     1,074,208      1,844,314
                                    -----------   -----------   -----------   -----------   ------------
  Net cash and cash equivalents
    provided by financing
    activities....................      175,178        82,344    18,569,886       355,540        203,687
                                    -----------   -----------   -----------   -----------   ------------
Net increase/(decrease) in cash...   (1,702,344)   (2,736,016)   24,623,886     6,178,831        631,716
Cash and cash equivalents,
  beginning of period.............    4,479,041     2,776,697        40,681        40,681     24,664,567
                                    -----------   -----------   -----------   -----------   ------------
Cash and cash equivalents, end of
  period..........................  $ 2,776,697   $    40,681   $24,664,567   $ 6,219,512   $ 25,296,283
                                    ===========   ===========   ===========   ===========   ============
Supplemental disclosure of cash
  paid for:
Interest..........................  $    84,585   $        --   $     2,126   $     2,126   $         --
Income taxes......................  $        --   $        --   $   150,000   $    75,000   $         --

  The accompanying notes to financial statements are an integral part of these financial statements.

    Supplemental disclosure of cash flow information:

    In 1997, two consultants to the Company each received 5,000 shares of restricted common stock as compensation. These grants were valued at the closing price of the traded common shares on the date of the grants. In 1998, the Company granted 69,235 shares of restricted common stock to employees as compensation and recorded compensation expense of $222,500. The Company also donated a total of 5,000 shares of restricted common stock to two charitable organizations on behalf of a consultant who provided services to the Company and recorded an administrative expenses of $40,625. Additionally, holders of the Company's Representatives warrants that were issued as part of the initial public offering exercised on a cashless basis 49,000 of the 135,000 outstanding warrants. Each warrant entitles the holder to two shares of common stock for an exercise price of $9.80.

    In 1999, the company granted 5,372 shares of restricted common stock to employees as compensation and recorded compensation expense of $79,827 based on the fair market value of the shares on the date of grant. Additionally, holders of the Company's Representative warrants that were issued as part of the initial public offering exercised on a cashless basis 44,935 of 86,000 outstanding warrants. Each warrant entitles the holder to two shares of common stock for an exercise price of $9.80.

    The Company called its 837,067 redeemable common stock purchase warrants and the 67,500 warrants underlying its representative's warrants on June 24, 1999. The period for exercising the outstanding warrants closed at the close of business on July 27, 1999. Warrant holders exercised 836,942 of the redeemable warrants and 67,500 of the underlying warrants for total net proceeds to the Company of $9,074,386.

    Pursuant to its license agreement, Pharmacia Corporation ("Pharmacia") purchased 452,861 shares of the Company's common stock at a per share price of $17.6655 on July 23, 1999.

    During the six month period ended June 30, 2000, the Company granted 2,480 shares of restricted common stock to employees as compensation and recorded compensation expense of $49,610 based on the fair market value of the shares on the date of grant. Additionally, holders of the remaining 41,065 Representative warrants exercised their warrants on a cashless basis and received 67,419 shares of the Company's common stock.

  The accompanying notes to financial statements are an integral part of these statements.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

1. ORGANIZATION AND BUSINESS:

    NeoPharm, Inc. (the "Company"), a Delaware corporation, was incorporated on June 15, 1990, under the name of OncoMed, Inc. In March 1995, the Company changed its name to NeoPharm, Inc. The Company is engaged in the research, development and commercialization of drugs for the treatment of various forms of cancer. The Company currently has a portfolio of seven anticancer drugs, three of which are in human clinical trials.

    The Company has one product which is the subject of a Cooperative Research and Development Agreement ("CRADA") with the National Institute of Health ("NIH") and two products, licensed from the NIH, one of which is the subject of a CRADA with the United States Food and Drug Administration ("FDA"). The Company also has rights to products developed under license and sponsored research agreements with Georgetown University ("Georgetown").

    The Company is continuing to develop its products which requires substantial capital for research, product development and market development activities. The Company has not yet initiated marketing of a commercial product. Future product development will require clinical testing, regulatory approval and substantial additional investment prior to commercialization. The future success of the Company is dependent on its ability to obtain additional working capital to develop, manufacture and market its products and, ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be able to obtain necessary financing or regulatory approvals to be able to successfully develop, manufacture and market its products, or attain successful future operations. Insufficient funds could require the Company to delay, scale back or eliminate one or more of its research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop without relinquishing its rights thereto. Accordingly, the predictability of the Company's future success is uncertain.

    The Company's rights to its products are subject to the terms of its agreements with NIH, FDA and Georgetown. Termination of any, or all, of these agreements would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, uncertainty exists as to the Company's ability to protect its rights to patents and its proprietary information. There can also be no assurance that research and discoveries by others will not render some or all of the Company's programs or products noncompetitive or obsolete. Nor can there be any assurance that unforeseen problems will not develop with the Company's technologies or applications, or that the Company will be able to address successfully technological challenges it encounters in its research and development programs. Although the Company plans to obtain product liability insurance, it currently does not have any nor is there any assurance that it will be able to attain or maintain such insurance on acceptable terms or with adequate coverage against potential liabilities.

    From its inception on June 15, 1990, through December 31, 1998, the Company was classified as a development stage entity. The Company completed its development stage upon the out-licensing of its first major compound to Pharmacia in February of 1999. Accordingly, the inception to date information is not presented in these financial statements.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL INFORMATION

    The interim financial statements as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position with respect to the interim financial statements, and the results of operations and cash flows for the interim periods then ended, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed when incurred. These costs include, among other things, consulting fees and costs reimbursed to Georgetown pursuant to the agreements as described in Note 6. Payments related to the acquisition of technology rights, for which development work is in process, are expensed and considered a component of research and development costs. The Company also allocates indirect costs, consisting primarily of operational costs for administering research and development activities, to research and development expenses.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of six months or less to be cash equivalents. The carrying value of these investments approximate the fair market value.

EQUIPMENT AND FURNITURE

    Equipment and furniture are recorded at cost and are depreciated using an accelerated method over the estimated useful economic lives of the assets involved. The estimated useful lives employed in computing depreciation are five years for computer equipment and seven years for furniture. Maintenance and repairs that do not extend the life of assets are charged to expense when incurred.

INCOME PER SHARE

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Financial Standards ("SFAS") No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share for publicly held common stock or potential common stock. Effective December 31, 1997, the Company adopted the principles of SFAS No. 128 in calculating and presenting its earnings per share. The computation of net earnings (loss) per share is based on the weighted average common shares outstanding during the periods, and includes, when dilutive, common stock equivalents consisting of warrants and stock options.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The following table sets forth the computation of the basic and diluted loss per share from continuing operations:

                                                                            FOR THE SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                            -------------------------
                                      1997          1998          1999         1999          2000
                                   -----------   -----------   ----------   -----------   -----------
                                                                                   (UNAUDITED)
Numerator:
  Net income/(loss)..............  ($2,021,677)  ($1,573,723)  $3,754,476   $3,586,794    $  957,085
                                   ===========   ===========   ==========   ==========    ==========

Denominator:
  Denominator for basic income/
    (loss) per share
  Weighted average shares........    8,146,746     8,213,980    9,567,661    8,438,570    11,092,602

Effect of dilutive securities:
  Stock options..................      445,742       467,379      833,694    1,777,595       786,293
  Warrant exercise...............      346,655        75,829      753,737    1,335,937        23,470
                                   -----------   -----------   ----------   ----------    ----------
Dilutive potential common
  shares.........................      792,397       543,207    1,587,431    3,113,532       809,673
  Denominator for diluted income/
    (loss) per share-
  Weighted average shares and
    assumed
  Conversions....................    8,939,143     8,757,187   11,155,092   11,552,102    11,902,365
                                   ===========   ===========   ==========   ==========    ==========
  Basic income/(loss) per
    share........................  $     (0.25)  $     (0.19)  $     0.39   $     0.43    $     0.09
                                   ===========   ===========   ==========   ==========    ==========
  Diluted income/(loss) per
    share........................  $     (0.25)  $     (0.19)  $     0.34   $     0.31    $     0.08
                                   ===========   ===========   ==========   ==========    ==========

    Options to purchase 255,962, 242,521 and 10,000 shares of common stock were outstanding as of December 31, 1997, 1998 and 1999, respectively but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares and, therefore, would be antidilutive. For additional disclosure regarding the Company's stock options and warrants, see Notes 4 and 9.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
STOCK-BASED COMPENSATION

    As provided by SFAS No. 123, the Company has elected to continue to account for its stock-based compensation programs according to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, compensation expense has been recognized to the extent of employee or director services rendered based on the intrinsic value of compensatory options or shares granted under the plans. The Company has adopted the disclosure provisions required by SFAS No. 123 (see Note 4).

REVENUE RECOGNITION-LICENSE FEES

    The Company has licensed certain of its technologies to third parties in return for up-front license fees and subsequent milestone-based payments. The Company's policy is to recognize revenue upon receipt of the license fees or milestone payments provided the payments are non-refundable and are not subject to future performance obligations. All payments received to-date have been non-refundable. Further, the Company has no material obligations to provide future services or financial support under the terms of the license agreements.

RECLASSIFICATION

    Certain amounts in previously issued financial statements have been reclassified to conform to 1999 classifications.

COMPREHENSIVE INCOME

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company had no comprehensive income items to report for the years ended December 31, 1997, 1998 and 1999.

SEGMENT INFORMATION

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segment of an Enterprise and Related Information." SFAS No. 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. The Company adopted SFAS No. 131 in the year ended December 31, 1998. The Company operates under a single segment.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999, which requires an entry to recognize

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) all derivatives as either assets or liabilities in the balance sheet and to measure those instruments at fair value. In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," effective for all fiscal quarters beginning after June 15, 2000. SFAS No. 137 allows companies that have not applied early adoption of SFAS No. 133 to delay implementation until quarters beginning after June 15, 2000. SFAS No. 133/SFAS No. 137 is not anticipated to have a significant impact on the Company's operating results or financial condition when adopted, since the Company does not currently engage in hedging activities.

3. DEBT

    On October 22,1998, the Company established a $3,000,000 line of credit with the John N. Kapoor Trust dtd. 9/20/89, an entity affiliated with the Company's Chairman. Interest on borrowings on the line of credit accrued at the rate of 2% over the prime rate of the Northern Trust Bank. The Company borrowed $250,000 on the line of credit on January 8, 1999. The $250,000 plus all accrued interest was repaid on January 29, 1999. The line of credit terminated upon the signing of the Pharmacia license agreement on February 19, 1999

4. STOCK OPTIONS

OPTION AGREEMENTS

    The Company adopted a stock option plan in 1990. The Company granted options under the plan to purchase 1,460,978 shares. The options have an exercise price of $.0002145 per share with the exception of options to purchase 248,676 shares issued in December 1993, which have an exercise price of $.03217 per share. Effective January 1995, this plan has been terminated. No additional grants will be made under this plan.

    On January 25, 1995, the board of directors approved the NeoPharm, Inc. 1995 Stock Option Plan (the "Plan"), which provided for the grant of up to 900,000 options to acquire the Company's common stock. The board of directors amended the Plan on May 16, 1997, increasing the number of options to 1,400,000. The option prices shall be not less than 85% of the fair market value of the stock as determined by the Administrator pursuant to the Plan. The board also approved the NeoPharm, Inc. 1995 Director Option Plan, which provides for the grant of up to 100,000 options to acquire the Company's common stock. The option prices shall be the fair market value on the date of grant. Vesting under these plans range from 0 to 4 years and all options expire after 10 years. Effective
July 23, 1998, the 1995 Stock Option Plan and the 1995 Directors Option Plan were suspended. No additional grants will be made under either plan.

    On July 23, 1998, the board of directors approved the NeoPharm, Inc. 1998 Equity Incentive Plan (the "1998 Plan"), which provides for the grant of options to acquire up to 2,000,000 shares of the Company's common stock. Additionally, 250,000 of the 2,000,000 shares can be used for restricted stock

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

4. STOCK OPTIONS (CONTINUED)
grants to employees and consultants. The option prices shall be not less than 85% of the fair market value of the stock as determined by the Administrator pursuant to the 1998 Plan. The consideration paid for shares of restricted stock shall not be less that the par value of the Company's common stock.

    The Company accounts for the plans under APB Opinion No. 25, under which no compensation cost has been recognized for stock option awards to employees. Had compensation cost for such stock option awards under the plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                               1997             1998             1999
                                                            -----------      -----------      ----------
Net Income/(Loss):                 As Reported              $(2,021,677)     $(1,573,723)     $3,754,476
                                   Pro Forma                 (2,236,526)      (1,962,971)      2,981,413

Primary EPS:                       As Reported              $     (0.25)     $     (0.19)     $     0.39
                                   Pro Forma                      (0.27)           (0.24)           0.31

Fully Diluted EPS:                 As Reported              $     (0.25)     $     (0.19)     $     0.34
                                   Pro Forma                      (0.27)           (0.24)           0.27

    The Company has granted options to purchase 685,866 shares to certain non-employees of which 287,824 such options remain outstanding and unexercised at December 31, 1999. The Company accounts for these options using a fair value method with the fair value of these options determined at the date of grant. From inception through December 31, 1995 the Company deemed the fair value of these options on the date of grant to be nominal, and no expense was recorded. For all subsequent years, the fair value of option grants was calculated using the Black-Scholes pricing model. For the year ended December 31, 1997, 1998 and 1999, an expense of $145,644, $32,304 and $422,747 was recorded respectively.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

4. STOCK OPTIONS (CONTINUED)
    A summary of stock option activity is as follows:

                                                                        OPTIONS OUTSTANDING
                                                              ---------------------------------------
                                                              NUMBER OF            EXERCISE PRICE
GRANT/EXERCISE DATE                                             SHARES               PER SHARE
-------------------                                           ----------       ----------------------
Balance at December 31, 1996................................    748,866        $.03217,3.50,6.00,7.00
                                                              ----------       ----------------------

Grants:
January, 1997...............................................      1,000        $                 7.38
April, 1997.................................................      2,000                          7.00
May, 1997...................................................      5,000                         4.875
August, 1997................................................      5,000                        4.9375

Exercises:
June, 1997..................................................     (7,000)       $                 3.50
July, 1997..................................................    (15,000)                         3.50
October, 1997...............................................     (9,042)                 3.50, .03217
November, 1997..............................................     (1,500)                         3.50
December, 1997..............................................    (23,000)                         3.50
Cancellations: July 1997....................................    (15,000)                         7.00
                                                              ----------       ----------------------
Balance at December 31, 1997................................    691,324        $          .03217-7.38
                                                              ==========       ======================

Grants:
January, 1998...............................................    400,000        $                 4.75
April, 1998.................................................     20,000                          3.75
July, 1998..................................................     37,000                         3.875
September, 1998.............................................    100,000                          2.25

Exercises:
December, 1998..............................................    (22,500)       $          3.50-4.9375
Cancellations:
April, 1998.................................................    (50,000)                         7.00
                                                              ----------       ----------------------
Balance at December 31, 1998................................  1,175,824        $           2.25-$7.00
                                                              ----------       ----------------------

Grants:
January, 1999...............................................    337,000        $               11.875
June, 1999..................................................     10,000                         18.50

Exercises:
January, 1999...............................................     (2,000)       $                 3.50
February, 1999..............................................    (50,000)                         3.50
April, 1999.................................................       (500)                         3.50
July, 1999..................................................    (31,000)                  3.875-7.375
August, 1999................................................   (169,000)                    3.50-7.00
September, 1999.............................................    (73,000)                   2.25-3.875
October, 1999...............................................    (20,000)                         2.25
November, 1999..............................................     (3,000)                   3.50-4.875
December, 1999..............................................     (7,500)                  3.875-4.875
                                                              ----------       ----------------------
Balance at December 31, 1999................................  1,166,824        $        .03217-$18.50
                                                              ==========       ======================

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

4. STOCK OPTIONS (CONTINUED)

                                                                        OPTIONS OUTSTANDING
                                                              ---------------------------------------
                                                              NUMBER OF            EXERCISE PRICE
GRANT/EXERCISE DATE                                             SHARES               PER SHARE
-------------------                                           ----------       ----------------------
Grants:
January, 2000...............................................    170,000        $               21.563
June, 2000..................................................     50,000                  17.00-18.938

Exercises:
January, 2000...............................................     (3,108)       $               .03217
February, 2000..............................................    (15,000)                         3.50
March, 2000.................................................    (15,500)                    3.50-7.00
April, 2000.................................................    (11,108)                  .03217-7.00
June, 2000..................................................     (1,200)                       4.9375
                                                              ----------       ----------------------
                                                              1,340,908        $       .03217-$21.563
                                                              ==========       ======================

    Options vested and eligible for exercise on December 31, 1996 included 14,866 at an exercise price of $.03217 and 444,000 options at an exercise price of $3.50. Options eligible for exercise on December 31, 1997 included 9,324 at an exercise price of $.03217, 394,000 options at an exercise price of $3.50, 15,000 options at an exercise price of $6.00, 124,500 options at an exercise price of $7.00, and 1,000 options at an exercise price of $7.375. Options vested and eligible for exercise on December 31, 1998 include 9,324 options at an exercise price of $0.03217, 374,000 options at an exercise price of $3.50, 2,500 options at an exercise price of $4.875, 30,000 options at an exercise price of $6.00, 197,000 options at an exercise price of $7.00 and 1,000 options at an exercise price of $7.375. Options vested and eligible for exercise on December 31, 1999 include 9,324 options at an exercise price of $0.03217, 144,000 options at an exercise price of $3.50, 5,000 options at an exercise price of $3.75, 8,000 options at an exercise price of $3.875, 100,000 options at an exercise price of $4.75, 2,500 options at an exercise price of $4.9375, 22,500 options at an exercise price of $6.00 and 122,000 options at an exercise price of $7.00. Options vested and eligible for exercise on June 30, 2000 include 3,108 options at an exercise price of $0.03217, 128,500 options at an exercise price of $3.50, 10,000 options at an exercise price of $3.75, 3,000 options at an exercise price of $3.875, 200,000 options at an exercise price of $4.75, 300 options at an exercise price of $4.9375, 30,000 options at an exercise price of $6.00, 105,000 options at an exercise price of $7.00
84,500 options at an exercise price of $11.875 and 10,000 options at an exercise price of $18.50.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for the option grants in 1997, 1998 and 1999 respectively: risk-free interest rates of 6.58 percent, 5.50 percent and 5.31 percent; expected dividend yields of 0.00 percent; expected life of 10 years; expected volatility of 79.93 percent, 89.82 percent and 91.05 percent.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

5. FEDERAL INCOME TAXES:

    From inception through October 11, 1995, the Company operated as an S Corporation for income tax purposes. Losses incurred during this period are reported on the stockholders' tax return, and are not available to the Company as a net operating loss carry forward.

    On October 11, 1995, the Company voluntarily terminated its S Corporation election. Since that time, losses incurred represent net operating loss carry forwards which can be used to offset future taxable income. Total net operating loss carry forwards were approximately $8,445,000 and approximately $6,864,000 as of December 31, 1998 and 1999, respectively. The net operating loss carry forwards will expire as follows:

YEAR OF EXPIRATION                                              AMOUNT
------------------                                            ----------
2011........................................................  $1,773,000
2012........................................................   1,969,000
2013........................................................   3,122,000

    The Company has general business credit carry forwards of approximately $276,000 which expire in the years 2011-2014.

    The Company made payments of $150,000 towards federal alternative minimum tax during 1999 of which $126,000 was refundable at year end. The remaining payments of $24,000 generated alternative minimum tax credit carry forwards of a like amount that are available to reduce future federal regular income taxes, if any, over an indefinite period.

    The components of income tax expense/(benefit) consist of the following:

                                                            1997          1998          1999
                                                         -----------   -----------   -----------
Current:
Federal................................................  $        --   $        --   $        --
State..................................................           --            --            --
                                                         -----------   -----------   -----------
Total Current Expenses.................................  $        --   $        --   $        --
                                                         ===========   ===========   ===========
Deferred:
Federal................................................  $        --   $(1,435,000)  $ 1,456,000
State..................................................           --      (205,000)      208,000
                                                         -----------   -----------   -----------
Total Deferred Expense.................................           --   $ 1,640,000   $ 1,664,000
                                                         ===========   ===========   ===========
Total Income Tax Expense/(Benefit).....................           --   $(1,640,000)  $ 1,664,000
                                                         ===========   ===========   ===========

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

5. FEDERAL INCOME TAXES: (CONTINUED)
    Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                                              1997         1998         1999
                                                           ----------   ----------   ----------
Net Operating Loss Carry Forwards........................  $2,132,000   $3,432,800   $2,746,000
General Business Credit Carry Forwards...................     128,000      128,000      276,000
Alternative Minimum Tax Carry Forwards...................          --           --       24,000
Expenses Not Currently Deductible for tax purposes.......      82,000      150,000      181,000
                                                           ----------   ----------   ----------
Total Deferred Tax Assets................................   2,342,000    3,710,800    3,227,000
Valuation Allowance......................................  (2,342,000)  (2,070,800)  (3,227,000)
                                                           ----------   ----------   ----------
Net Deferred Tax Assets..................................  $       --   $1,640,000   $       --
                                                           ==========   ==========   ==========

    Prior to December 31, 1998 the Company had engaged in substantive discussions with Pharmacia regarding the licensing of certain of its technologies (see Note 6). As a result, at December 31, 1998, it was more likely than not a portion of the deferred tax asset would be realized during 1999. The valuation allowance was reduced accordingly and the tax benefit related to $1,640,000 net operating loss carry forward was recognized as of December 31, 1998. At December 31, 1999, in accordance with the provisions of SFAS No. 109, a valuation allowance has been established on the deferred tax asset due to the uncertainty of its realization.

6. COMMITMENTS:

LICENSE AND RESEARCH AGREEMENTS

    From time to time the Company enters into license and research agreements with third parties. At December 31, 1999, the Company had five significant agreements in effect as described below.

NATIONAL INSTITUTE OF HEALTH

    The Company entered into a CRADA with NIH. Pursuant to the agreement, the Company committed to commercialize certain products received from NIH. The Company agreed to provide product to support NIH sponsored clinical trials and use its best efforts to file an NDA. NIH agreed to collaborate on the clinical development of the products and to provide access to the data necessary to obtain pharmaceutical regulatory approval.

    During the year ended December 31, 1997, the Company paid approximately $102,000 for product used in the sponsored clinical trials. During 1998 and 1997, the Company expensed, as research and development costs, the $120,000 payable to NIH for these expenses. NIH was required to provide the Company an accounting of the use of funds. Any amounts not expended at the end of the agreement were refundable to the Company. All amounts were expended pursuant to the CRADA.

    The CRADA expired on September 13, 1998. The Company then entered into a Clinical Trials Agreement ("CTA") with the NIH. The CTA covers the same research that were the subject of the

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

6. COMMITMENTS: (CONTINUED)
NIH CRADA. The CTA provides for collaboration on the clinical development of the products and access to clinical data necessary for future regulatory approval. The Company has no further financial obligations to NCI other than an agreement to provide supplies of test product for the covered clinical protocols. The Company incurred no expenses under this agreement during 1999.

    The Company entered into an exclusive worldwide licensing agreement with the NIH and the FDA to develop and commercialize an IL13-PE38 chimeric protein therapy. The agreement required a $75,000 non-refundable license issue payment and minimum annual royalty payments of $10,000 which increases to $25,000 after the first commercial sale. The agreement further provided for milestone payments and royalties based on future product sales. The Company made its first milestone payment of $25,000 to NIH in November 1999 after the filing of the U.S. Investigational New Drug ("IND") application for IL13-PE38. The Company is required to pay the costs of filing and maintaining product patents on the licensed products. The agreement shall extend to the expiration of the last to expire of the patents on the licensed products, if not terminated earlier. The agreement may be terminated by mutual consent of NIH and the Company. Either party may terminate if the other party breaches a material term or condition and such breach is not cured within a certain period of time. Also, either Party may unilaterally terminate by giving advanced notice. During 1997, 1998 and 1999, the Company expensed approximately $10,000, $117,000 and $35,000, respectively under this agreement.

U.S. FOOD AND DRUG ADMINISTRATION

    In 1997 the Company entered into a CRADA with the FDA. Pursuant to the CRADA, the Company committed to commercialize the IL13-PE38 chimeric protein product which it licensed from the NIH and FDA. The FDA agreed to collaborate on the clinical development and commercialization of the licensed product.

    The Company is committed to pay $100,000 per year for the reasonable and necessary expenses incurred by the FDA in carrying out the FDA's responsibilities under the CRADA. During 1999, the parties agreed to expand the scope of the CRADA and increase the Company's funding requirement to $150,000 for the final two years of the agreement. During 1997, 1998 and 1999, we spent $100,000, $100,000 and $150,000 respectively under these agreements. The term of the FDA CRADA expires on August 27, 2001.

BIOCHEM PHARMA

    In 1997, the Company entered into a collaboration agreement with BioChem Therapeutics, Inc., the wholly owned subsidiary of BioChem Pharma, under which BioChem will have an exclusive license to develop, market and distribute broxuridine in Canada. The agreement required BioChem to make an initial non-refundable up-front payment of $550,000 and subsequent milestone-based payments. The Company and BioChem were to share product revenue from any future sales of broxuridine in Canada. The Company terminated this agreement in October, 1999 by making a $50,000 termination payment to

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

6. COMMITMENTS: (CONTINUED)
BioChem Pharma. The Company retained the Canadian rights to BUdR under the termination agreements.

PHARMACIA CORPORATION

    On February 19, 1999 the Company entered into an exclusive worldwide license agreement with Pharmacia. Pursuant to the agreement, the Company granted Pharmacia an exclusive worldwide license to develop, use, manufacture, distribute, market, and sell the Company's Liposomal Encapsulated Doxorubicin ("LED") and Liposomal Encapsulated Paclitaxel ("LEP") products for all approved indications. All of the development costs, clinical and pre-clinical, regulatory and manufacturing scale up expenses for LED and LEP incurred after the date of the agreement shall be borne by Pharmacia. The Company shall use reasonable efforts to assist Pharmacia in obtaining and confirming the rights granted to Pharmacia under the agreement. However, any reasonable costs or expenses incurred by the Company to provide such assistance shall be reimbursed by Pharmacia.

    The Company received a $9,000,000 non-refundable license fee upon signing the agreement. Upon the transfer of the IND's for LED and LEP to Pharmacia, Pharmacia was to purchase $8,000,000 of the Company's newly issued common stock. The share price was equal to 110% of the average closing price of the Company's Common Stock for the 60-day period preceding the Pharmacia purchase date. On July 23, 1999, Pharmacia purchased 452,861 shares of the Company's common stock at a per share price of $17.6655. The Company recorded the newly issued shares at $.0002145 par value with the remaining proceeds reflected as additional paid in capital.

    The Company shall receive milestone payments upon the completion of each phase of clinical development and upon regulatory approval for both LED and LEP. If all milestone goals set forth in the agreement are met, the Company would be eligible to receive $52,000,000 in milestone payments. During 1999, the Company received a $2,000,000 milestone payment in addition to the $9,000,000 license fee. In March, 2000 the Company received a $3,000,000 milestone payment for the completion of Phase I/beginning of Phase II clinical studies for LEP.

    If the LED product were to be approved for commercial sale and thereafter marketed, the Company would receive a royalty payment for sales outside of the U.S. for the first seven years after commercial sale at a rate of 8% declining to 5% for the eighth through tenth years of such commercial sales. With respect to the LEP product, the Company is entitled to receive a royalty of 12.5% for LED products sold outside of the United States for the valid life of an enforceable NeoPharm patent, determined on a country-by-country basis. With respect to sales of both LEP and LED products in the United States, the Company is permitted to elect, in lieu royalty payments for U.S. sales, to co-promote the products within the United States. Under the terms of the co-promotion, the Company's participations in net profits is to be in proportion to its monetary contribution to the promotion of each product in the United States, but in no event shall the Company's share of profits exceed 37.5% of total net profits. In addition, the Company's right to co-promote is contingent upon the Company reimbursing Pharmacia for an amount equal to the amount of the Company's net profit percentage

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

6. COMMITMENTS: (CONTINUED)
multiplied by the amount expended by Pharmacia in development costs for the products in the United States (which may not exceed 60 percent of Pharmacia's total development costs throughout the world). If the Company does not elect to co-promote the product within the U.S., then the Company would receive a flat royalty with respect to LED equal to 10% of net sales for the first ten years of sales in the United States, and with respect to LEP, a royalty equal to 12 1/2% of net sales for the period in which Pharmacia has exclusivity to LEP product. Because of the uncertainty surrounding the ability of the Company to attain the milestones and obtain FDA approval for the product, and the uncertainty that the product would be accepted by the medical community, it is not possible to project with any degree of certainty what the potential revenues (other than the milestone payments) under the contract would be.

GEORGETOWN UNIVERSITY

    The Company entered into two license and research agreements with Georgetown whereby the Company obtained an exclusive worldwide license to use certain technologies. In exchange for the grant of these exclusive licenses, the Company will pay Georgetown, beginning with the first commercial sale of a product incorporating the licensed technologies, a royalty on net sales by the Company of products incorporating any of such technologies. The royalty will be payable for the life of the related patents. In January 1999, the Company and Georgetown University agreed to amend the agreements in addition to other modifications to reduce the level of future sublicense royalties on LEP and LED sales payable to Georgetown in return for a one time sublicense fee of $800,000. The Company made the $800,000 payment to Georgetown in March 1999, after the execution of the Pharmacia agreement.

    During the years ended December 31, 1997, 1998 and 1999, the Company paid and expensed approximately $247,000, $123,000 and $1,019,000 respectively, pursuant to the license and research agreements. The $800,000 payment referred to above is included in the 1999 total.

OTHER

    The Company entered into consulting arrangements with members of its Scientific Advisory Board who are also employed on a full-time basis by academic or research institutions. Since inception through December 31, 1999, members of the Scientific Advisory Board were issued options (see Note 4) to purchase an aggregate 168,324 shares of Company stock at the fair market value at the dates of grant. At December 31, 1999, 128,324 options remained unexercised. Additionally, the Scientific Advisory Board members receive a nominal annual retainer.

    The Company is obligated for rental payments under a sublease arrangement with OptionCare, Inc. for office space in Bannockburn, Illinois. Until moving to the Bannockburn location in November of 1997, the Company occupied office space in Lake Forest, Illinois. This space was provided as part of a consulting agreement with EJ Financial. (See Note 8). This sublease expired on
November 30, 1998. The Company continues to sublease the same space on comparable terms under a month to month lease.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

7. CONTINGENCIES

    The pharmaceutical industry has traditionally experienced difficulty in maintaining product liability insurance coverage at desired levels. To date, no significant product liability suit has ever been filed against the Company. However, if a suit were filed and a judgment entered against the Company, it could have a material adverse effect upon the Company's operations and financial condition.

    Currently, the Company is not a party to any litigation or other legal proceedings.

8. TRANSACTIONS WITH RELATED PARTIES

    The Company receives management services from EJ Financial
Enterprises, Inc. ("EJ Financial"), a healthcare consulting and investment firm in which Dr. Kapoor is the principal stockholder. Under its management consulting agreement, EJ Financial charges the Company $125,000 per year for services provided plus actual expenses incurred. The agreement provides for technical management support in the areas of research and development and operations. Charges to the Company are based on actual time spent by EJ Financial personnel on the Company's affairs. Management believes that the cost for management services allocated to the Company represents the cost of the services provided. For the years ended December 31, 1997, 1998 and 1999, the Company expensed $191,081, $136,331 and $131,251 respectively under this agreement.

    The Company subleases office space from Option Care Inc., a home infusion company in which Dr. Kapoor, the Company's Chairman, is a major stockholder. For the years ended December 31, 1997, 1998 and 1999, the Company expensed $3,000, $35,663 and $33,025 respectively under the subleases.

    From October, 1998 through February, 1999 the Company had a $3,000,000 line of credit in place with the John N. Kapoor Trust dtd 9/20/89, an entity affiliated with the Company's Chairman. The Company borrowed $250,000 on the line of credit on January 8, 1999. The $250,000 plus all accrued interest was repaid on January 29, 1999. The line of credit terminated upon the signing of the Pharmacia licensing agreement on February 19, 1999 (See Note 6).

    The Company's Chief Scientific Officer, Dr. Aquilur Rahman, was employed on a full-time basis by Georgetown until joining the Company in March 1996. Additionally, Anatoly Dritschilo, M.D., the Chairman of the Department of Radiation Medicine and Medical Director of the Georgetown University Medical Center was a Director of the Company from June, 1990 through June, 1999. As was previously mentioned, Georgetown and the Company are parties to license and sponsored research agreements for product research and development (see
Note 6). During 1997, 1998 and 1999, the Company paid approximately $247,000, $123,000 and $1,019,000 related to work performed and expenses incurred by Georgetown.

    On July 16, 1997, the Company loaned $50,000 to Dr. Rahman pursuant to a promissory note. The note accrued interest at a rate of 9%. The principal together with accrued interest of $3,255 was repaid on April 6, 1998.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

8. TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
    Prior to February 1996, the Company's former President and Chief Executive Officer ("CEO"), William C. Govier, was a consultant to the Company on clinical trials and NDA filing matters, both as an individual and as a consultant with Aegis Technology, Inc. ("Aegis"), an entity co-founded by Govier and Gail Salzberg. Dr. Govier retired from the Company on January 16, 1998. Salzberg also provided consulting services to the Company both as an individual and as a consultant with Aegis. During 1997, 1998 and 1999, the Company paid to Salzberg and expensed approximately $261,600, $232,300 and $196,807 respectively, related to these arrangements.

    During 1999, the Company paid $36,825 to Taylor Pharmaceuticals for the consulting services of Dr. Abu Alam regarding the manufacturing scale-up of the Company's liposomal products. Taylor Pharmaceuticals is a subsidiary of Akorn, Inc., a company in which Dr. Kapoor is a major shareholder and Chairman.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

8. TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
    The Following table summarizes the related party expenses discussed above:

                                                                                FOR THE SIX MONTHS
                                                   FOR THE YEARS ENDED                 ENDED
                                                       DECEMBER 31,                  JUNE 30,
                                             --------------------------------   -------------------
RELATED PARTY             EXPENSE TYPE         1997       1998        1999        1999       2000
-------------          -------------------   --------   --------   ----------   --------   --------
                                                                                    (UNAUDITED)
Unicorn Pharma
  Consulting, Inc....  Consulting            $     --   $     --   $       --   $     --   $  5,000
Georgetown
  University.........  Research & Fees        247,052    123,205    1,018,639    854,098    217,233
Gail Salzberg........  Consulting             261,552    232,283      196,807     60,705      2,323
Taylor
  Pharmaceuticals....  Consulting                  --         --       36,825         --         --
E.J. Financial
  Enterprises........  Consulting             125,000    125,000      125,000     62,500     62,500
E.J. Financial
  Enterprises........  Direct Expense          66,081     11,331        6,251      2,803      4,940
                                             --------   --------   ----------   --------   --------
Total Research and
  Development
  expenses...........                        $699,685   $491,819   $1,383,522   $980,106   $291,996
                                             --------   --------   ----------   --------   --------

Option Care, Inc.....  Rent and Expenses        3,000     35,663       33,025     17,604     16,584
                                             --------   --------   ----------   --------   --------

Total general and
  Administration
  expenses...........                        $  3,000   $ 35,663   $   33,025   $ 17,604   $ 16,584
                                             --------   --------   ----------   --------   --------
Total related party
  expenses:..........                        $702,685   $527,482   $1,416,547   $997,710   $308,580
                                             ========   ========   ==========   ========   ========

    Management believes that the terms of the related party transactions described above were at fair market rates.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

9. STOCKHOLDERS' EQUITY

    In January 1995, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock to 15,000,000 shares. In October 1995, the Company amended its Certificate of Incorporation to convert each 1.28681 shares of outstanding Common Stock into one share of Common Stock and to restate the par value of the Common Stock from $0.000333 per share to $0.000429 per share. The reverse stock split has been reflected retroactively in these financial statements for all periods presented.

    In January 1996, the Company completed a public offering of newly issued 1,350,000 shares of common stock and 675,000 warrants, for proceeds of approximately $8,585,000 net of expenses. On March 8, 1996 the Company issued 36,130 shares of common stock and 18,565 warrants related to the underwriter's over-allotment option for proceeds of approximately $267,000, net of expenses. Additionally, the Company issued 574,008 shares and 143,502 warrants upon conversion of its debt. Since July 25, 1997, the warrants have been subject to redemption at $0.01 per warrant on thirty (30) days prior written notice to the warrant holders. However, the warrants can only be redeemed if the average closing price of the Company's stock as reported on AMEX equals or exceeds $5.60 per share for twenty (20) trading days within a period of thirty
(30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. Each warrant can be converted into two shares of common stock at $4.90 per share.

    In connection with the public offering, the Company issued 135,000 Representative's warrants to the underwriter. The warrants can be converted into 270,000 shares of common stock at $4.90 per share and/or 67,500 underlying warrants at $0.14 per warrant. The underlying warrants in turn can be converted into 135,000 shares of common stock at $6.86 per share.

    The Company called its 837,067 redeemable common stock purchase warrants and the 67,500 warrants underlying its representative's warrants on June 24, 1999. The period for exercising the outstanding warrants closed at the close of business on July 27, 1999. Warrant holders exercised 836,942 of the redeemable warrants and 67,500 of the underlying warrants for total net proceeds to the Company of $9,074,386.

    Additionally, holders of the Company's Representative warrants that were issued as part of the initial public offering exercised on a cashless basis 44,935 of 86,000 outstanding warrants. Each warrant entitles the holder to two shares of common stock for one exercise price of $9.80. At December 31, 1999 there were 41,065 Representative Warrants outstanding.

                                 NEOPHARM, INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

                  (INFORMATION AS OF JUNE 30, 2000 AND FOR THE

             SIX MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

10. QUARTERLY FINANCIAL DATA (unaudited)

    The following table summarizes the quarterly financial data for the years ended December 31, 1999 and 1998 and the interim period ended June 30, 2000.

                                        RESEARCH &      GENERAL &
                                       DEVELOPMENT    ADMINISTRATIVE     OPERATING                         EARNINGS PER    SHARE
2000                    NET REVENUES     EXPENSE         EXPENSE       INCOME/(LOSS)   NET INCOME/(LOSS)      BASIC       DILUTED
----                    ------------   ------------   --------------   -------------   -----------------   ------------   --------
March 31, 2000........    3,000,000        652,826        505,674         1,841,500        2,254,673           0.20         0.19
June 30, 2000.........           --        976,555        714,919        (1,691,474)      (1,297,588)         (0.12)       (0.12)

1999

March 31, 1999........    9,000,000      1,500,434        597,994         6,901,572        4,160,719           0.49         0.38
June 30, 1999.........           --        516,892        502,355        (1,019,247)        (573,925)         (0.07)       (0.07)
September 30, 1999....    2,000,000        567,698        501,462           930,840          698,237           0.07         0.06
December 31, 1999.....           --      1,173,956        845,115        (2,019,071)        (530,555)         (0.05)       (0.05)

1998

March 31, 1998........           --        172,527        291,966          (464,493)        (427,111)         (0.05)       (0.05)
June 30, 1998.........           --        375,446        319,761          (695,207)        (667,139)         (0.08)       (0.08)
September 30, 1998....           --        372,786        325,346          (698,132)        (682,545)         (0.08)       (0.08)
December 31, 1998.....           --        690,584        754,059        (1,444,643)         203,072           0.02         0.02

--------------------------------------------------------------------------------

                                     [LOGO]

                          PRUDENTIAL VECTOR HEALTHCARE
                        A UNIT OF PRUDENTIAL SECURITIES

                           U.S. BANCORP PIPER JAFFRAY

--------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses to be paid by the registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee.........  $ 18,216
NASD Filing Fee.............................................     7,400
Nasdaq National Market Additional Shares Listing Fee........    17,500
Accounting Fees and Expenses................................    50,000
Legal Fees and Expenses.....................................   120,000
Printing....................................................   100,000
Miscellaneous...............................................     6,884
                                                              --------
  Total.....................................................  $320,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. We have entered into indemnification agreements with our officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. We believe that these agreements are necessary to attract and retain qualified persons as directors and officers.

    Section 145 of the Delaware law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonable incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Delaware law does not permit a corporation to eliminate a director's duty of care, and the provisions of our Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions and agreements, we have been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

         1.1            Form of Underwriting Agreement.*

         3.1            Amended and Restated Certificate of Incorporation.*

         3.2            Bylaws of the Registrant, as amended.*

         4.1            Specimen Common Stock Certificate filed with the Commission as Exhibit 4.1 to our Registration Statement on Form S-1
                        (File No. 33-90516), is incorporated by reference.

         5.1            Opinion of Burke, Warren, MacKay & Serritella, P.C.*

        23.1            Consent of Arthur Andersen LLP.

        23.2            Consent of Burke, Warren, MacKay & Serritella, P.C. (See
                        Exhibit 5.1).*

        24.1            Power of Attorney (See page II-3).

        27.1            Financial Data Schedule.

------------------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, Illinois, on the 24th day of August , 2000.

                                                       NEOPHARM, INC.

                                                       By:             /s/ JAMES M. HUSSEY
                                                            -----------------------------------------
                                                                         James M. Hussey
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby authorizes, constitutes and appoints James M. Hussey and Kevin M. Harris, and each of them individually, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them individually, the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----
                 /s/ JOHN N. KAPOOR                    Director, Chairman of the      August 24, 2000
     -------------------------------------------       Board
                   John N. Kapoor

                 /s/ JAMES M. HUSSEY                   Director, President, and       August 24, 2000
     -------------------------------------------       Chief Executive Officer
                   James M. Hussey                     (Principal Executive Officer)

                 /s/ SANDER A. FLAUM                   Director                       August 24, 2000
     -------------------------------------------
                   Sander A. Flaum

                 /s/ ERICK E. HANSON                   Director                       August 24, 2000
     -------------------------------------------
                   Erick E. Hanson

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----
                /s/ MATTHEW P. ROGAN                             Director             August 24, 2000
     -------------------------------------------
                  Matthew P. Rogan

                  /s/ KAVEH SAFAVI                               Director             August 24, 2000
     -------------------------------------------
                    Kaveh Safavi

                 /s/ KEVIN M. HARRIS                   Chief Financial Officer        August 24, 2000
     -------------------------------------------       (Principal Financial Officer
                   Kevin M. Harris                     and Principal Accounting
                                                       Officer)

                                 EXHIBIT INDEX

      EXHIBITS
---------------------
         1.1            Form of Underwriting Agreement.*

         3.1            Amended and Restated Certificate of Incorporation.*

         3.2            Bylaws of the Registrant, as amended.*

         4.1            Specimen Common Stock Certificate filed with the Commission as Exhibit 4.1 to our Registration Statement on Form S-1
                          (File No. 33-90516), is incorporated by reference.

         5.1            Opinion of Burke, Warren, MacKay & Serritella, P.C.*

        23.1            Consent of Arthur Andersen LLP.

        23.2            Consent of Burke, Warren, MacKay & Serritella, P.C. (See
                          Exhibit 5.1).*

        24.1            Power of Attorney (See page II-3).

        27.1            Financial Data Schedule.

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* To be filed by amendment.